       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 2002.
                                                      REGISTRATION NO. 333-88374

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   FORM SB-2/A
                                 AMENDMENT NO. 1
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                       Humitech International Group, Inc.
--------------------------------------------------------------------------------
                 (Name Of Small Business Issuer In Its Charter)

          Nevada                         5999                     752941243
--------------------------------------------------------------------------------
(State or Other Jurisdiction       (Primary Standard          (I.R.S. Employer
      of Incorporation         Industrial Classification     Identification No.)
      or Organization)                Code Number)

                         15851 Dallas Parkway, Suite 410
                                Addison, TX 75001
                                 (972) 490-9393
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                         15851 Dallas Parkway, Suite 410
                                Addison, TX 75001
--------------------------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of Business)

                                  Mr. C.J. Comu
                        15851 Dallas Parkway, Suite 410
                                Addison, TX 75001
                                 (972) 490-9393
--------------------------------------------------------------------------------
           (Name, Address, and Telephone Number of Agent for Service)

                                    Copy to:
                                 Weed & Co. LLP
                        4695 MacArthur Court, Suite 1430
                             Newport Beach, CA 92660
                            Telephone (949) 475-9086
                            Facsimile (949) 475-9087

Approximate Date of Commencement of Proposed Sale to the Public: as soon as possible after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]
_______________________________________________________________

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
_______________________________________________________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_______________________________________________________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_______________________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                       CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
     Title Of Each                                       Proposed               Proposed
        Class Of                                         Maximum                 Maximum
       Securities                 Amount                 Offering               Aggregate              Amount Of
         To Be                    To Be                   Price                 Offering              Registration
       Registered               Registered               Per Unit                 Price                   Fee
------------------------- ----------------------- ----------------------- ---------------------- --------------------
    Common Stock,               5,000,000                $1.00(1)              $5,000,000               $655.00
    $.001 par value

    Common Stock,
    $.001 par value             4,744,102                $.019(2)              $90,137.94                $11.80

         Total                  9,744,102                                   $5,090,137.94               $666.80
------------------------- ----------------------- ----------------------- ---------------------- --------------------

This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act.

(1) 5,000,000 shares of common stock will be offered to the public at a price of $1.00 per share. Since there is no established public market for the shares, the offering price of the shares has been determined by Humitech.

(2) Humitech is registering 4,744,102 shares for sale by its selling shareholders. Since Humitech is not yet trading, it used the book value of the shares at June 30, 2002 as the proposed maximum offering price per share in this calculation.

The registrant amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall then become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                       Humitech International Group, Inc.
                              A Nevada Corporation

This prospectus relates to 9,744,102 shares of common stock of Humitech International Group, Inc., ("Humitech") a Nevada corporation. Up to 5,000,000 shares of common stock of Humitech may be sold to the public at a price of $1.00 per share. Further, Humitech is registering 4,744,102 shares which may be resold from time to time by stockholders of the company. The officers, directors, and affiliates of Humitech are offering 3,083,002 shares as selling stockholders. Humitech has been advised by the selling stockholders that they or their successors may sell all or a portion of the securities offered from time to time in the over the counter market, in privately negotiated transactions, or otherwise, including sales through or directly to a broker or brokers. Sales will be at prices and terms then prevailing or at prices related to the then current market prices or at negotiated prices. In connection with any sales, any broker or dealer participating in these sales may be deemed to be an underwriter within the meaning of the Securities Act of 1933. Humitech will not receive proceeds from the sales by the selling stockholders. Humitech will bear all expenses incurred in connection with the offering.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                             Per Share            Total
                                             ---------            -----
Public offering price                        $1.00(1)             $5,000,000
Proceeds to Humitech                         $1.00                $5,000,000(2)

         (1) The price of the shares has been determined by Humitech and not as the result of arm's-length negotiations.
         (2) Before deducting expenses of the offering.

This is a self-underwritten offering. The officers of Humitech will offer the shares through leads generated by previous investors or over the Internet. This offering will terminate nine months after the effective date of this registration statement, unless otherwise extended by Humitech. There are no minimum/maximum purchase requirements and there are no arrangements to place investors' funds in escrow, trust or similar arrangement. If less than the maximum amount is raised, investors will not be entitled to a refund of their investment. There is currently no market for Humitech common stock.

The registrant may amend this registration statement. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The registrant and selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 The date of this prospectus is October 25, 2002

                                TABLE OF CONTENTS
                                -----------------

Prospectus Summary.......................................................... 5
Risk Factors................................................................ 7
Use of Proceeds.............................................................12
Determination of Offering Price.............................................15
Dilution....................................................................15
Selling Security Holders....................................................17
Plan of Distribution........................................................24
Legal Proceedings...........................................................25
Directors, Executive Officers, Promoters and Control Persons................25
Security Ownership of Certain Beneficial Owners and Management..............29
Description of Securities...................................................30
Experts.....................................................................31
Disclosure of Commission Position on Indemnification for
  Securities Act Liabilities................................................32
Organization Within Last Five Years.........................................32
Description of Business.....................................................32
Management's Discussion and Analysis or Plan of Operation...................41
Description of Property.....................................................45
Certain Relationships and Related Transactions..............................46
Market for Common Equity and Related Stockholder Matters....................46
Executive Compensation......................................................46
Financial Statements........................................................F-1
Changes in and Disagreements With Accountants on Accounting and
  Financial Disclosure......................................................49


Until _________, 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

Humitech International Group, Inc.

Humitech International Group, Inc. was incorporated in the state of Nevada on January 5, 2000 under the name Airsopure International Group, Inc. as a wholly owned subsidiary of Airtech International Group, Inc., a publicly traded company (symbol "AIRG"). On October 31, 2001, AIRG distributed to its stockholders by means of a tax-free spin-off one share of Humitech common stock for every ten shares of AIRG owned by the stockholders. The shares distributed represented 100% of AIRG's ownership interest in the company and subsequent to the distribution Humitech and AIRG have no other business relationships or obligations to each other. Prior to October 1, 2001, Humitech was inactive. Humitech is now engaged in the marketing and sale of humidity control products through franchise distributorships and direct sales throughout the United States and Canada. This activity constitutes Humitech's only operating segment. On March 7, 2002, Airsopure International Group, Inc. changed its name to Humitech International Group, Inc.

C.J. Comu, an officer and director of Humitech, was the Chief Executive Officer and a director of Airtech International Group, Inc. until his resignation on December 31, 2001.

Tests by Rockwell International Science Center, an independent research facility, indicate that the mineral in Humitech's products offers the following benefits:

         o        It controls the humidity within the refrigerated environments.
         o It increases the storage life of food by decreasing shrinkage and discoloration in food generally found as a result of humidity within the refrigerated environment.
         o It reduces the transfer of odors by trapping airborne bacteria that can cause odors.
         o It increases the life of compressors and motors associated with refrigeration by removing the latent heat in the form of humidity.
         o It decreases energy use by reducing excess humidity, which reduces the compressor running time.

Humitech's products became commercially available in November 2001. The products are currently available on a limited commercial basis in areas where Humitech has franchises. The majority of Humitech's products are currently sold to its franchises who, in turn, rent the panels to the end user. Humitech's home unit is sold via the Internet and through fundraising activities with schools, churches, etc. The franchises also sell the home unit. Once Humitech has a nationwide network built it will be concentrating on national accounts, those with locations across the country.

For the year ended of December 31, 2001, Humitech had generated revenues in the amount of $104,491 and had incurred a net loss of $197,767. For the six months ended June 30, 2002, Humitech reported revenues of $1,236,198 and a net loss of $43,964.

Humitech's common stock is currently not trading on any market.

Humitech's executive office is located at 15851 Dallas Parkway, Suite 410, Addison, TX 75001, where its telephone number is (972) 490-9393.

THE OFFERING

Common Stock Offered by Selling
Stockholders...............................    4,744,102 shares

Common Stock Offered by Humitech               5,000,000 shares at $5,000,000
            Price per Share................    $1.00


Common Stock
Currently
Issued.....................................    33,934,069 shares

Outstanding................................    22,934,069 shares

Risk Factors...............................    Investment in the shares involves
                                               a high degree of risk.


                         SELECTED FINANCIAL INFORMATION

         The Selected Financial Information should be read in conjunction with the Consolidated Financial Statements and the Notes thereto appearing in this Prospectus.

                SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS

                                            Fiscal Year Ended   Six Months Ended
                                            December 31,        June 30,
                                            2001                2002
                                            ----                ----

         Revenue ......................     $    104,491        $  1,236,198
         Net income (loss) ............     $   (197,767)       $    (43,964)
         Net income (loss) per share ..     $       (.03)       $       (.01)
         Number of shares outstanding .        8,207,595          22,934,069
                           issued .....        8,207,595          33,934,069


                     SUMMARY OF CONSOLIDATED BALANCE SHEETS

                                    As of            As of
                                    December 31,     June 30,
                                    2001             2002
                                    ----             ----

         Current assets .....       $ 199,891        $ 542,404
         Current liabilities        $ 127,964        $ 232,133
         Working capital ....       $  71,927        $ 310,271
         Total assets .......       $ 432,713        $ 876,098
         Total liabilities ..       $ 149,908        $ 232,133
         Accumulated deficit        $(197,767)       $(241,731)
         Stockholders' equity       $ 282,805        $ 643,965

                                  RISK FACTORS

AN INVESTMENT IN THE SHARES OFFERED IN THIS REGISTRATION STATEMENT INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS CONCERNING THE BUSINESS OF HUMITECH AND THE OFFERING AND SHOULD CONSULT INDEPENDENT ADVISORS AS TO THE TECHNICAL, TAX, BUSINESS AND LEGAL CONSIDERATIONS REGARDING AN INVESTMENT IN THE SHARES.

HUMITECH HAS A LIMITED OPERATING HISTORY, HAS EXPERIENCED LOSSES AND MAY NOT BE ABLE TO SUCCESSFULLY INTRODUCE ITS PRODUCT TO THE HUMIDITY CONTROL INDUSTRY.

Humitech has engaged only in very limited operations. Further, the humidity control industry is still somewhat new to most businesses and people, and Humitech is subject to all of the risks inherent in an immature business enterprise, including the absence of an extensive operating history upon which to base a future forecast. Risks to Humitech's operations include, but are not limited to:

         o        inability to manage growth and expanding operations;
         o inability to predict interest in the humidity control industry;
         o        inability to increase brand awareness;
         o        inability to attract, retain and motivate qualified personnel;
                  and
         o inability to maintain current and developing strategic relationships.

Humitech recorded a net loss of $197,767 for the year ended December 31, 2001 and a net loss of $43,964 for the six months ended June 30, 2002. Humitech's losses are attributable to start-up costs, research and development costs, and other administrative costs. Humitech may continue to experience losses during the next several years, especially if the company engages in substantial research and development. Humitech has identified two products, the Series HT-100 and Series HT-200, to incorporate the HUMISORB(TM) Sorbite. Future sales of these products may not be profitable. Further, Humitech may be unable to identify and market additional products, either on its own behalf or through joint ventures or other collaborative arrangements.

HUMITECH'S BUSINESS MODEL HAS BEEN DEVELOPED AS A RESULT OF MANAGEMENT'S EXPERIENCE, JUDGMENT AND ASSUMPTIONS; FAILURE BY HUMITECH'S MANAGEMENT TO ACCURATELY PREDICT MARKET ACCEPTANCE AND PROFITABILITY FOR THE HUMITECH PRODUCT COULD NEGATIVELY AFFECT HUMITECH'S OPERATIONS.

Humitech's plans for financing and implementing its planned business operations are based solely on the experience, judgment, and assumptions of management. The primary assumption made by management with respect to the potential for market acceptance and profitability for the Humitech product is that the indoor humidity control industry will expand significantly as demand for humidity control products increases and health conscious end users determine its benefits. However, if management is incorrect in its assumptions, the financial results Humitech experiences could be significantly adversely affected, and shareholders could lose all or part of their respective investments in Humitech.

No member of management has been previously involved in the development of a business similar to Humitech. Accordingly, there is no basis, other than the judgment of and assumptions made specifically by Humitech's management on which to estimate the volume of sales and the amount of revenues that Humitech's planned operations may generate or regarding other aspects of the planned operations of Humitech.

HUMITECH'S PRIMARY SOURCE OF REVENUE AND BUSINESS WILL COME FROM THE SALE OF THE SERIES HT-100 AND SERIES HT-200 PANELS THROUGH FRANCHISES AND DIRECT SALES, WHICH MAY NOT SUPPORT HUMITECH'S GROWTH AND THEREFORE, ITS CONTINUED OPERATION.

Humitech will derive its business and revenues from the sale, through franchises and direct sales, of its Series HT-100 and Series HT-200 panels, which utilize the HUMISORB(TM) Sorbite mineral. To achieve market acceptance and penetration, Humitech must continually enhance and improve its products and services, as well as increase its marketing and sales efforts to effectively compete and increase customers' awareness of its products and services. Failure of Humitech to achieve market success with its panels could limit or suspend Humitech's business, financial condition, and results of operations. Humitech's expanded marketing and sales efforts and increased expenditures may not result in successful commercialization and increased market penetration of Humitech's products.

ADDITIONAL FINANCING MAY BE REQUIRED TO IMPLEMENT HUMITECH'S OPERATING PLANS, WHICH MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

Assuming that all shares from this offering are sold, the company believes that the net proceeds of this offering and internally generated funds may be adequate to satisfy Humitech's working capital needs for the next twelve months. However, Humitech may not be able to sell all of the shares in this offering, if any. Humitech may be unable to continue its business if only a minimal amount of shares are sold. Investors must be prepared to lose all of the money invested into Humitech.

Further, if Humitech's current cash and revenues from franchise and product sales are insufficient to fund its continued growth, it will rely on its external funding sources to provide continued liquidity, which may not be available on reasonable terms, if at all. If Humitech is able to raise additional funds by issuing equity securities, holders of its common stock may experience dilution of their ownership interest and holders of these securities may have rights senior to those of the holders of Humitech common stock. If additional financing is not available when required or is not available on acceptable terms, Humitech may be unable to fund its expansion, develop or enhance its services or respond to competitive pressures.

THERE IS NO MINIMUM OFFERING AMOUNT AND NO MINIMUM AMOUNT OF FUNDS ARE ASSURED AS A RESULT OF THIS OFFERING; THEREFORE, SHAREHOLDERS MAY NOT REALIZE ANY LIQUIDITY FROM THEIR INVESTMENT.

There is no minimum amount of shares required to be sold in this offering and therefore, there is no assurance that Humitech will raise a minimum amount of funds. Humitech's business plan and growth is dependant on generating funds from this offering. Failure to generate significant proceeds from this offering may curtail Humitech's operations and restrict a shareholder's ability to obtain liquidity for its shares.

HUMITECH IS DEPENDENT UPON KEY PERSONNEL, PARTICULARLY THOSE INDIVIDUALS WHO HAVE DEVELOPED HUMITECH'S BUSINESS PLAN, AND LOSS OF THESE INDIVIDUALS COULD SEVERELY CURTAIL THE COMPANY'S ABILITY TO IMPLEMENT ITS BUSINESS PLAN.

Humitech is substantially dependent upon its present management, including its Chief Executive Officer, C.J. Comu, Chief Financial Officer, Michael Davis, and Vice President Sales and Franchising, Ralph Barton, for the execution of its business strategy. The loss of the services of these individuals could have a material adverse effect on the development and marketing of the company's product. Although Humitech has entered into employment agreements with key employees, it only maintains key-man life insurance for Mr. Comu, its Chief Executive Officer. Humitech may hire independent consultants as needed to market the company's products; however, Humitech may not be able to attract and retain qualified individuals to implement its business plan.

HUMITECH'S BUSINESS PLAN IS DEPENDENT UPON HUMICO AS ITS SOLE SUPPLIER AND STRATEGIC ALLIANCES WITH VARIOUS FRANCHISE DISTRIBUTORS; FAILURE TO ESTABLISH OR MAINTAIN THESE RELATIONSHIPS MAY INCREASE HUMITECH'S CAPITAL REQUIREMENTS.

Humitech's strategy for the manufacture, marketing and commercialization of the HUMISORB(TM) Sorbite product includes entering into various collaborations with suppliers and franchise distributors. Failure by Humitech to establish or maintain these relationships may increase Humitech's capital requirements. At present, Humitech relies upon HUMICO as its sole supplier of the mineral used in the Humitech product. HUMICO manufactures the product by mining the mineral and then crushing it and placing it into bags which are placed into the boxes. The mine is located in southwest Nevada off of Interstate 15. Humitech has entered into a distributorship agreement with HUMICO which grants it the right to purchase humidity control panels at prices and terms as established periodically by HUMICO. Humitech has no other affiliation with HUMICO other than this agreement. Failure to purchase a minimum of 20,000 panels each year will nullify this agreement. Alternate sources of this mineral may not be available.

Further, Humitech products are mainly distributed by various franchise distributorships. To the extent Humitech cannot establish or maintain these franchise relationships on favorable terms, if at all, it could experience increased capital requirements as a result of it undertaking these activities at its own risk and expense. In addition, Humitech may encounter significant delays in introducing products or product applications currently under development into the marketplace or find that the development, manufacture or sale of its proposed products are adversely affected by the absence of these collaborative agreements.

HUMITECH MAY BE UNABLE TO OBTAIN OR MAINTAIN EFFECTIVE REGISTRATION FOR ITS INTENDED FRANCHISE DISTRIBUTORSHIP PROGRAM IN SELECTED STATES, WHICH WOULD CURTAIL ITS GOAL OF PROMOTING NAME RECOGNITION AND INCREASING REVENUE.

Humitech is presently offering franchise distributorships for its product and intends to apply for registration in a total of 48 states. Humitech will allow franchise distributors to operate under its trade name, which management believes will promote name recognition and Humitech's business. However, Humitech may be unable to obtain or maintain effective registration for its intended franchise distributorship program in those states or in any other states. Further, in the event that one of Humitech's distributors engages in an activity that results in negative publicity concerning its operations, this negative publicity could also affect Humitech and its ability to sell additional independently owned franchise distributorships.

HUMITECH MAY BE SUBJECT TO POTENTIAL LIABILITY AS A RESULT OF THE USE OF PRODUCTS INCORPORATING THE HUMISORB(TM) SORBITE MINERAL.

The marketing and sale of the humidity control products and other products which may utilize the HUMISORB(TM) Sorbite mineral may involve risks. Liability may result from claims made directly from consumers, companies or others selling Humitech's products. Humitech currently has no product liability insurance coverage. The cost of defending itself against potential claims may be substantial. At present, Humitech's products are not regulated by any regulatory authority.

THE SUCCESS OF HUMITECH'S PRODUCTS IS DEPENDANT ON ITS ABILITY TO PROTECT ITS PROPRIETARY RIGHTS; INABILITY TO PROTECT THESE RIGHTS COULD LEAD TO FAILURE OF HUMITECH'S BUSINESS PLAN AND COSTLY LITIGATION.

Humitech currently has distribution rights for the HUMISORB(TM) Sorbite mineral, used in Humitech's panels. Humitech's strategy is to protect its distribution rights and other proprietary rights through:

     o        patents,
     o        copyrights,
     o        trademarks,
     o        nondisclosure agreements,
     o        license agreements, and
     o        other forms of protection.

At present, Humitech has not filed for patent protection. Humitech currently has trademark registration pending on the Humitech(TM) name and plans to file trademark registrations on the HUMISORB, FoodSoFresh, and Humitech Franchise Corporation names, which may not result in the issuances of valid trademarks. Further, any future patent application of Humitech or its licensors may not result in issuance of a patent, and the scope of protection of any patent of Humitech or its licensors may be held invalid if subsequently challenged. In addition, the laws of foreign countries may not protect Humitech's intellectual property rights to the same extent as the laws of the United States.

HUMITECH FACES SUBSTANTIAL COMPETITION FROM COMPETITORS WITH SIGNIFICANTLY GREATER HUMAN AND FINANCIAL RESOURCES, EXPERIENCE, AND TECHNICAL STAFF, WHICH COULD REDUCE OR ELIMINATE HUMITECH'S ABILITY TO COMPETE IN A DESIGNATED MARKET.

There are many companies with significantly greater resources, including financial resources, experience and technical staff, than Humitech. Companies, such as Katch All and Gonzo Fridge, produce products that are similar to Humitech's, have greater resources and a longer operating history. Further, it is possible that competitors may duplicate Humitech's product by using man-made materials instead of the mineral used in Humitech's product. Humitech also cannot guarantee that there are no other mines worldwide. Additionally, other companies have or may successfully develop products which meet some of the needs intended to be met by Humitech's products. An inferior competitive position could have a material adverse affect on the productivity, marketability and profitability of Humitech.

HUMITECH'S GROWTH MAY REQUIRE SUBSTANTIAL EXPENDITURES, WHICH HUMITECH MAY NOT BE ABLE TO FUND.

For the fiscal year ended December 31, 2001, Humitech recorded revenues in the amount of $104,491 and costs and expenses in the amount of $302,058. For the six months ended June 30, 2002, Humitech recorded revenues in the amount of $1,236,198 and costs and expenses in the amount of $1,280,162. Failure to increase revenues and decrease costs could lead to substantial operating losses for Humitech and a failure to achieve growth. Humitech's success and ongoing financial viability is contingent upon the success of its new business model and the generation of related cash flows. Humitech's failure to meet these contingencies may cause it to delay or suspend its operations.

THERE IS NO PUBLIC MARKET FOR HUMITECH'S COMMON STOCK, AND IF A PUBLIC MARKET DOES NOT DEVELOP, YOU MAY NOT BE ABLE TO FIND LIQUIDITY FOR YOUR COMMON STOCK.

There is no established public market for Humitech common stock and Humitech cannot predict when, if ever, a public market for Humitech common stock will develop. Accordingly, shareholders of Humitech may be unable to find liquidity for their common stock. Further, investors who purchase shares from Humitech may pay more for their shares than investors who purchase from selling shareholders.

THE CONCURRENT OFFERING OF SHARES BY HUMITECH'S SELLING SECURITY HOLDERS WITH THE OFFERING OF SHARES TO BE SOLD BY THE COMPANY MAY MAKE IT MORE DIFFICULT FOR HUMITECH TO SELL ITS SHARES.

Humitech is registering for sale its shares as well as shares owned by its selling security holders. To the extent that selling security holders' and Humitech's shares are being offered for sale concurrently, each sale of shares held by its selling security holders may reduce the pool of investors willing to buy its shares and demand for Humitech's shares. As a result, Humitech's ability to raise capital may be hampered. Additionally, members of the management team will be conducting selling efforts on behalf of Humitech and for their own benefit. Accordingly, these individuals may be more motivated to sell stock held by them than stock offered by Humitech.

APPLICABLE SEC RULES GOVERNING THE TRADING OF "PENNY STOCKS" LIMITS THE TRADING AND LIQUIDITY OF HUMITECH'S COMMON STOCK WHICH MAY ADVERSELY AFFECT THE TRADING PRICE OF ITS COMMON STOCK.

In the event that Humitech shares trade in an established market, investors should be aware that so long as the trading price of Humitech's shares is below $5.00 per share or Humitech's net tangible assets remain below $2,000,000, the open market trading of Humitech shares will be subject to the "penny stock" rules. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors, who are generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse. These additional burdens imposed on broker-dealers may restrict the ability of broker-dealers to sell Humitech shares and may affect a shareholder's ability to resell Humitech shares. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks.

Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and consequent investor losses.

FORWARD-LOOKING STATEMENTS

Except for historical information contained in this prospectus, the matters discussed in this prospectus are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in these forward-looking statements. These risks and uncertainties include, without limitation, Humitech's dependence on the timely development, introduction and customer acceptance of products, the impact of competition and downward pricing pressures, the ability of Humitech to generate revenues and raise any needed capital, the effect of changing economic conditions, and risks in product development.

USE OF PROCEEDS

The following sets forth the estimated application of proceeds from the sale of shares offered, less the estimated cost of this offering. Humitech may change its use of proceeds when and if market conditions or unexpected changes in operating conditions or results occur. Humitech may, when and if the opportunity arises, acquire other businesses involved in these activities or having product lines that are compatible with Humitech's business. Humitech may also acquire real estate for its manufacturing needs or offices if it deems it appropriate. The tables below indicate the use of proceeds based upon funding levels of $4,950,000, $3,700,000, $2,450,000 and $1,200,000, reflecting 100%, 75%, 50% and
25%, respectively, of the maximum amount of proceeds to be raised less an estimated $50,000 in offering expenses.

USE OF PROCEEDS

 $     4,950,000                                      AMOUNT          PERCENTAGE

Legal and Accounting                              $   150,000             4.00%
Inventory of Humitech HT 100 panels               $   750,000            15.00%
Inventory of Humitech HT 200 panels               $   750,000            15.00%
National Infomercial Production & Media           $   500,000            10.00%
National Advertising &  Print Media Campaign      $ 1,000,000            20.00%
E-Commerce Software & Infrastructure              $   250,000             5.00%
International Market Expansion                    $   250,000             5.00%
Research, Development & Product Testing           $   200,000             4.00%
Printing, Artwork & Design                        $   100,000             2.00%
Franchise Development Registration Filing         $   250,000             5.00%
Manufacturing Facilities & Materials              $   250,000             5.00%
Salary & Wages                                    $   240,000             4.80%
Office Lease                                      $    42,000             0.84%
G&A                                               $   218,000             4.36%

TOTAL                                             $ 4,950,000           100.00%


 $     3,700,000                                      AMOUNT          PERCENTAGE

Legal and Accounting                              $   150,000             5.33%
Inventory of Humitech HT 100 panels               $   562,500            15.00%
Inventory of Humitech HT 200 panels               $   562,500            15.00%
National Infomercial Production & Media           $   375,000            10.00%
National Advertising &  Print Media Campaign      $   750,000            20.00%
E-Commerce Software & Infrastructure              $   187,500             5.00%
International Market Expansion                    $   187,500             5.00%
Research, Development & Product Testing           $   150,000             4.00%
Printing, Artwork & Design                        $    75,000             2.00%
Franchise Development Registration Filing         $   187,500             5.00%
Manufacturing Facilities & Materials              $   187,500             5.00%
Salary & Wages                                    $   180,000             4.80%
Office Lease                                      $    42,000             1.12%
G&A                                               $   103,000             2.75%

TOTAL                                             $ 3,700,000           100.00%

 $     2,450,000                                      AMOUNT          PERCENTAGE

Legal and Accounting                              $   150,000              8.00
Inventory of Humitech HT 100 panels               $   375,000            15.00%
Inventory of Humitech HT 200 panels               $   375,000            15.00%
National Infomercial Production & Media           $   250,000            10.00%
National Advertising &  Print Media Campaign      $   500,000            20.00%
E-Commerce Software & Infrastructure              $   125,000             5.00%
International Market Expansion                    $   125,000             5.00%
Research, Development & Product Testing           $   100,000             4.00%
Printing, Artwork & Design                        $    50,000             2.00%
Franchise Development Registration Filing         $   125,000             5.00%
Manufacturing Facilities & Materials              $   125,000             5.00%
Salary & Wages                                    $    53,750             2.15%
Office Lease                                      $    42,000             1.68%
G&A                                               $    54,250             2.17%

TOTAL                                             $ 2,450,000           100.00%


 $     1,200,000                                      AMOUNT          PERCENTAGE

Legal and Accounting                              $   150,000            16.00%
Inventory of Humitech HT 100 panels               $   187,500            15.00%
Inventory of Humitech HT 200 panels               $   187,500            15.00%
National Infomercial Production & Media           $   125,000            10.00%
National Advertising &  Print Media Campaign      $   133,000            10.64%
E-Commerce Software & Infrastructure              $    62,500             5.00%
International Market Expansion                    $    62,500             5.00%
Research, Development & Product Testing           $    50,000             4.00%
Printing, Artwork & Design                        $    25,000             2.00%
Franchise Development Registration Filing         $    62,500             5.00%
Manufacturing Facilities & Materials              $    62,500             5.00%
Salary & Wages                                    $    25,000             2.00%
Office Lease                                      $    42,000             3.36%
G&A                                               $    25,000             2.00%

TOTAL                                             $ 1,200,000           100.00%

The timing and actual use of the proceeds may vary depending upon Humitech's rate of growth and other factors. The allocations listed above are, for the most part, estimates and approximations only. Allocations for "Legal and Accounting" are intended for general legal and accounting fees incurred as a result of the company's expansion, if any, and status as an SEC reporting company. The company is allocating amounts for an infomercial production starring Graham Kerr, the former Galloping Gourmet, and expects to use funds, if any, for a national advertising and print media campaign in national women's and family magazines. Amounts allocated for "E-Commerce Software & Infrastructure" are intended to build a system for handling expected business via the Internet. Humitech is also allocating funds to develop its own manufacturing facilities, so it can process and package the mineral. Funds will also be used to further the company's expansion, if any, by increasing staff, procuring additional office space and upgrading the company's office equipment and computer programs.

If all of the shares are subscribed, Humitech believes that the net proceeds from this offering and internally generated funds may be adequate to satisfy Humitech's working capital needs for the next twelve months. However, Humitech may not be able to sell all of the shares in this offering, if any, and may be forced to reduce its allocation for use of proceeds. If an adjustment is required, Humitech will adjust the amounts pro rata accordingly to the percentage allocated. Because there is no minimum offering and no escrow of offering proceeds, investors should realize that Humitech may not be successful in implementing its business plan. Further, there is no assurance that anything less than the maximum amount of proceeds will allow Humitech to continue as a going concern.

Further, Humitech may require additional financing in the future to expand its business. Humitech is not able at this time to predict the amount or potential source of additional funds, if they are necessary, and has no current commitments to obtain these funds. Additional financing on acceptable terms may not be available to Humitech when needed, if at all.

DETERMINATION OF OFFERING PRICE

The offering price of the shares has been determined by Humitech and not as the result of arm's-length negotiations. There is no established public market for the shares. Moreover, investors who buy shares from Humitech may pay more than investors who purchase from the selling shareholders. The offering price of shares to be sold by Humitech is substantially higher than book value per share or the prices paid by the officers, directors, affiliates and promoters.

DILUTION

Humitech's existing and former officers, directors, promoters, and affiliated persons obtained 2,391,666 shares for consideration of $23,916.66. These shares were issued from April to May 2002 in exchange for services rendered or as employment bonuses at a per share value of $.01. During the year ended December 31, 2001, another 1,000,000 shares were issued to an officer of the company, C.J. Comu, at $.001 per share in exchange for cash contributed to the company.

Further, 279,731 shares were issued to Humitech's existing and former officers, directors, promoters, and affiliated persons as a result of the spin-off from Airtech International Group. Those shares were valued at $.001. As a comparison, investors in this offering will pay $1.00 per share.

As of June 30, 2002, Humitech's net tangible book value was $.019 per share. Humitech's net tangible book value per share represents the amount of its total tangible assets less total liabilities, divided by 33,934,069 shares issued at June 30, 2002. Without taking into account any changes in net tangible book value after June 30, 2002, other than to give effect to the sale of the shares of common stock offered by Humitech at $1.00 per share, after deduction of the offering expenses, the pro forma net tangible book value on June 30, 2002 would be $.144 per share. This represents an immediate increase in net tangible book value of $.125 to existing stockholders. The purchasers in this offering will absorb an immediate dilution in net tangible book value of $.856.

The following tables illustrate this per share dilution assuming that 100%, 75%, 50% and 25% of the shares offered are sold.

     Offering price to new investors................................. $1.00
     Average price paid by existing officers, directors, promoters, and affiliated persons.......................................... $.001/$.01
     Net tangible book value before the offering..................... $.019

Assuming 100% of the shares in this offering are sold; proceeds of $4,950,000*:

     Increase in tangible book value attributable to this offering... $.125
     Pro forma net tangible book value after the offering............ $.144
     Dilution of net tangible book value to new investors............ $.856

Assuming 75% of the shares in this offering are sold; proceeds of $3,700,000*:

     Increase in tangible book value attributable to this offering... $.096
     Pro forma net tangible book value after the offering............ $.115
     Dilution of net tangible book value to new investors............ $.885

Assuming 50% of the shares in this offering are sold; proceeds of $2,450,000*:

     Increase in tangible book value attributable to this offering... $.066
     Pro forma net tangible book value after the offering............ $.085
     Dilution of net tangible book value to new investors............ $.915

Assuming 25% of the shares in this offering are sold; proceeds of $1,200,000*:

     Increase in tangible book value attributable to this offering... $.033
     Pro forma net tangible book value after the offering............ $.052
     Dilution of net tangible book value to new investors............ $.948

*Less an estimated $50,000 in offering expenses.

Existing management holds options to purchase additional shares at prices substantially below the offering price. At September 30, 2002, options to purchase 1,083,334 shares of common stock at $.01 per share are currently exercisable. Assuming full exercise of these options and proceeds of $4,950,000 if the entire offering is subscribed to, further dilution will occur as set forth below.

         Increase in tangible book value attributable to the exercise of options......................................................... $.121
         Pro forma net tangible book value after the offering............ $.140
         Dilution of net tangible book value to new investors............ $.860


SELLING SECURITY HOLDERS

The following table provides information with respect to the selling shareholders' beneficial ownership of Humitech's common stock as of September 30, 2002, and as adjusted to give effect to the sale of all of the shares offered. Except as set forth below, none of the selling shareholders currently is an affiliate of Humitech and none of them has had a material relationship with it during the past three years. None of the selling shareholders are or were affiliated with registered broker-dealers. The selling shareholders possess sole voting and investment power with respect to the securities shown.

============================================== ==================== =================== ================= ================
                                                                                                          PERCENT OF
                                                                                        NUMBER OF         CLASS OF
                                                                                        SHARES            SHARES
                                               NUMBER OF SHARES                         BENEFICIALLY      BENEFICIALLY
                                               BENEFICIALLY OWNED   NUMBER              OWNED AFTER THE   OWNED AFTER
                                               PRIOR TO THE         OF SHARES OFFERED   OFFERING IS       THE OFFERING
NAME AND ADDRESS OF SELLING STOCKHOLDER        OFFERING             HEREBY              COMPLETE          IS COMPLETE
============================================== ==================== =================== ================= ================
C. J. COMU                                         3,277,231(1)         1,741,336         1,535,895             4.5%
CHIEF EXECUTIVE OFFICER
HUMITECH INTERNATIONAL GROUP, INC.
15851 DALLAS PARKWAY, SUITE 410
ADDISON, TX  75001
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
COMU FAMILY TRUST
C.J. COMU TTE
HUMITECH INTERNATIONAL GROUP, INC.
15851 DALLAS PARKWAY, SUITE 410
ADDISON, TX  75001                                 1,000,000            1,000,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------

                                                            17



============================================== ==================== =================== ================= ================
                                                                                                          PERCENT OF
                                                                                        NUMBER OF         CLASS OF
                                                                                        SHARES            SHARES
                                               NUMBER OF SHARES                         BENEFICIALLY      BENEFICIALLY
                                               BENEFICIALLY OWNED   NUMBER              OWNED AFTER THE   OWNED AFTER
                                               PRIOR TO THE         OF SHARES OFFERED   OFFERING IS       THE OFFERING
NAME AND ADDRESS OF SELLING STOCKHOLDER        OFFERING             HEREBY              COMPLETE          IS COMPLETE
============================================== ==================== =================== ================= ================
MICHAEL DAVIS                                        108,334(2)            25,000            83,334               <1%
CHIEF FINANCIAL OFFICER
HUMITECH INTERNATIONAL GROUP, INC.
15851 DALLAS PARKWAY, SUITE 410
ADDISON, TX  75001
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
MRD CORPORATION(3)
9730 BURLESONE DRIVE
DALLAS, TX 75243                                     241,666              241,666                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
PAUL STEWART
DIRECTOR
HUMITECH INTERNATIONAL GROUP, INC.
15851 DALLAS PARKWAY, SUITE 410
ADDISON, TX  75001                                    25,000               25,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
PIERRE KOSHAKJI
DIRECTOR
HUMITECH INTERNATIONAL GROUP, INC.
15851 DALLAS PARKWAY, SUITE 410
ADDISON, TX  75001                                    27,500               25,000             2,500               <1%
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
JON KELLEY
DIRECTOR
HUMITECH INTERNATIONAL GROUP, INC.
15851 DALLAS PARKWAY, SUITE 410
ADDISON, TX  75001                                    25,000               25,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
QUANTUM FINANCIAL GROUP
4051 BELTWAY DR, SUITE 403
ADDISON, TX  75001                                   500,000              500,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
TIM ALPERS
2129 EAST HEIGHTS LANE
ROCHESTER, MN 55906                                   20,000               20,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
CHASTITY BALLARD
4336 MISSISSIPPI ST
SAN DIEGO, CA 92104                                    6,000                6,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
FRASER BOLWELL
6323 CHRISTOPHER CREEK ROAD E
JACKSONVILLE, FL  32217                               20,000               20,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------

                                                            18



============================================== ==================== =================== ================= ================
                                                                                                          PERCENT OF
                                                                                        NUMBER OF         CLASS OF
                                                                                        SHARES            SHARES
                                               NUMBER OF SHARES                         BENEFICIALLY      BENEFICIALLY
                                               BENEFICIALLY OWNED   NUMBER              OWNED AFTER THE   OWNED AFTER
                                               PRIOR TO THE         OF SHARES OFFERED   OFFERING IS       THE OFFERING
NAME AND ADDRESS OF SELLING STOCKHOLDER        OFFERING             HEREBY              COMPLETE          IS COMPLETE
============================================== ==================== =================== ================= ================
CLEMENT CHING
73-4515 OLD MAUKA GOV RD
KAILUA-KONA, HI  96740                                 5,000                5,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
DEBRA CHING
P.O. BOX 1388
KAILUA-KONA, HI  96740                                 5,000                5,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
DOUG CHING
78-6534 MAMALAHOA HWY
HONUALOA, HI  96725                                  140,000              140,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
GEORGE CLOUDEN
HUMITECH INTERNATIONAL GROUP, INC.
15851 DALLAS PARKWAY, #410
ADDISON, TX 75001                                     10,000               10,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
BOBBY COLLINS
1319 BLACK OAK DRIVE
CARROLLTON, TX 75007                                   4,000                4,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
RALPH COLTON
101 TANGLEWOOD
LANSDALE, PA  19446                                   30,000               30,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
JEFF CONGER
 1811 GRAND AVE
SAN DIEGO, CA 92109                                   10,000               10,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
KEVIN COX
413 TAHOE PL.
ALBEQUERQUE, NM 87107                                  5,000                5,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
JOEL DUNCAN
5330 MANHATTAN CIRCLE #E
BOULDER, CO  80303                                    10,000               10,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
FRED ELLIS
HUMITECH INTERNATIONAL GROUP, INC.
15851 DALLAS PARKWAY, #410
ADDISON, TX 75001                                     10,000               10,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
DENNIS ERICKSON
100 W. VIA OLIVERA APT 1
PALM SPRINGS, CA 92262                                25,000               25,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
JOSEPH FABIAN
740 MARY LANE
LEWISTON, NY  14092                                    5,000                5,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
EARL FEUCHT
317 WHEATLY AVENUE
PRINCEVILLE, IL  61559                                10,000               10,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------

                                                            19



============================================== ==================== =================== ================= ================
                                                                                                          PERCENT OF
                                                                                        NUMBER OF         CLASS OF
                                                                                        SHARES            SHARES
                                               NUMBER OF SHARES                         BENEFICIALLY      BENEFICIALLY
                                               BENEFICIALLY OWNED   NUMBER              OWNED AFTER THE   OWNED AFTER
                                               PRIOR TO THE         OF SHARES OFFERED   OFFERING IS       THE OFFERING
NAME AND ADDRESS OF SELLING STOCKHOLDER        OFFERING             HEREBY              COMPLETE          IS COMPLETE
============================================== ==================== =================== ================= ================
VALERIE FIDRICH
34668 WAGON WHEEL TRAIL
ELIZABETH, CO 80107                                   20,000               20,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
TOM FISCHER
1090 JONES RD
WAPATO, WA 98951                                      20,000               20,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
CONNIE SISCO HAMBORSKY
3520 BELLAIRE
HOUSTON, TX 77025                                      5,000                5,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
JAMES HERRING
11216 PEYTON DR
GULFPORT, MS 39503                                    15,000               15,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
BRAD HICKEY
3313 RALEIGH
FORT WORTH, TX 76123                                   2,000                2,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
RON / VICTORIA HUFFMAN                                 2,000                2,000                 0                0
210 SANTA FE TRAIL 3034
IRVING, TX 75063
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
DAVID HUTCHINS                                        10,000               10,000                 0                0
2008 AUSTIN
AMARILLO, TX 79109
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
JAMES JONES
368 HUNTERS LANE
BLATRS, VA  24527                                    100,000              100,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
ROBERT KEITH
THE ROBERT D KEITH & BARBARA KEITH TRV TR
2712 CHADWICK DR
PLANO, TX 75075                                       20,000               20,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
TOM KNIGHT
5330 MANHATTAN CIRCLE #E
BOULDER, CO  80303                                    10,000               10,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
DAVID LESLIE AND LEORA J/T
6 BRITTANY LN
ODESSA, TX 79761                                      20,000               20,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
CLAY LOWRY
H CLAY LOWRY & GAIL M LOWRY REV LIV TR
36 W. ILLIANA STREET
ORLANDO, FL  32806                                    20,000               20,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
LEONARD MARTZ
6823 W 112TH ST
WORTA, IL 60482                                        6,000                6,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------

                                                            20



============================================== ==================== =================== ================= ================
                                                                                                          PERCENT OF
                                                                                        NUMBER OF         CLASS OF
                                                                                        SHARES            SHARES
                                               NUMBER OF SHARES                         BENEFICIALLY      BENEFICIALLY
                                               BENEFICIALLY OWNED   NUMBER              OWNED AFTER THE   OWNED AFTER
                                               PRIOR TO THE         OF SHARES OFFERED   OFFERING IS       THE OFFERING
NAME AND ADDRESS OF SELLING STOCKHOLDER        OFFERING             HEREBY              COMPLETE          IS COMPLETE
============================================== ==================== =================== ================= ================
SCOTT McCLESKEY
500 SHILOT ROAD
SULPHER SPRINGS, TX  75482                            20,000               20,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
DENNIS MCQUIRE
10360 MELODY DR
NORTHGLENN, CO 80260                                   5,000                5,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
KEITH McQUIRE
6304 MERRIT WAY CT
ARLINGTON, TX 76018                                    4,000                4,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
DON MICHAEL
HUMITECH INTERNATIONAL GROUP, INC.
15851 DALLAS PARKWAY, #410
ADDISON, TX 75001                                     10,000               10,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
LARRY MORROW                                          20,000               20,000                 0                0
2817 74th PLACE
LUBBOCK, TX 79423
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
FRANCES P. MORROW                                     20,000               20,000                 0                0
2817 74TH PLACE
LUBBOCK, TX 79423
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
JOSEPH MYERS
5206 W. 96TH STREET
OVERLAND PARK, KS  66207                              10,000               10,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
DORR E. NEWTON
115 E. TRAVIS STE 1545
SAN ANTONIO, TX 78205                                  5,000                5,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
PERRY NICHOLS
1403 NANCY LANE
LIBERTY, MO 64068                                      5,000                5,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
TOM NOLTA
6971 WILDWOOD
MUNSING, MI 49862                                     45,000               45,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
LEO PAPPAS
127 PIN OAK CROSSING
ELGIN, TX  78621                                      20,000               20,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
ALAN PERLMAN
256 S. ROBERTSON ROAD
BEVERLY HILLS, CA 90211                              200,000              200,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
FRANK CRAIG PIERSON
12308 E. BROADWAY
SPOKANE, WA 99216                                      5,000                5,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------

                                                            21



============================================== ==================== =================== ================= ================
                                                                                                          PERCENT OF
                                                                                        NUMBER OF         CLASS OF
                                                                                        SHARES            SHARES
                                               NUMBER OF SHARES                         BENEFICIALLY      BENEFICIALLY
                                               BENEFICIALLY OWNED   NUMBER              OWNED AFTER THE   OWNED AFTER
                                               PRIOR TO THE         OF SHARES OFFERED   OFFERING IS       THE OFFERING
NAME AND ADDRESS OF SELLING STOCKHOLDER        OFFERING             HEREBY              COMPLETE          IS COMPLETE
============================================== ==================== =================== ================= ================
JANET POOL
3850 DUNHAVEN RD
DALLAS, TX 75220                                       2,000                2,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
TIFFANY POOLE
HUMITECH INTERNATIONAL GROUP, INC.
15851 DALLAS PARKWAY, #410
ADDISON, TX 75001                                     10,000               10,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
BRIAN ROGERS
1006 GLEN COVE
RICHARDSON, TX  75080                                 10,000               10,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
PAM ROGERS
6 BRITTANY LANE
ODESSA, tX 79761                                      10,000               10,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
MARK SALTZMAN
1813 CLARENCE STREET
DALLAS, TX  75215                                     20,000               20,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
PAUL SAUERBIER
3811 OAK LAWN AVE
DALLAS, TX 75219                                      10,000               10,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
RYAN SILVA
1811 GRAND AVE
SAN DIEGO, CA 92109                                   20,000               20,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
ROGER SMOLIK
5330 MANHATTAN CIRCLE #E
BOULDER, CO  80303                                    10,000               10,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
LARRY SOLES
HUMITECH INTERNATIONAL GROUP, INC.
15851 DALLAS PARKWAY, #410
ADDISON, TX 75001                                     10,000               10,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
JANET STEPHENS
601 FM 1856
SWEETWATER, TX 79556                                  10,600               10,600                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
TOBY & KARIN STEPHENS
5319 72CND ST
LUBBOCK, TX 79424                                     10,500               10,500                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
GLENN STINCHCOMB
12900 PRESTON RD STE 550
DALLAS, TX 75230                                      10,000               10,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------

                                                            22



============================================== ==================== =================== ================= ================
                                                                                                          PERCENT OF
                                                                                        NUMBER OF         CLASS OF
                                                                                        SHARES            SHARES
                                               NUMBER OF SHARES                         BENEFICIALLY      BENEFICIALLY
                                               BENEFICIALLY OWNED   NUMBER              OWNED AFTER THE   OWNED AFTER
                                               PRIOR TO THE         OF SHARES OFFERED   OFFERING IS       THE OFFERING
NAME AND ADDRESS OF SELLING STOCKHOLDER        OFFERING             HEREBY              COMPLETE          IS COMPLETE
============================================== ==================== =================== ================= ================
JOHN SULLIVAN
6315 MERRITT WAY CT
ARLINGTON, TX 76018                                    4,000                4,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
ARVID WALLER
6237 BEDFORD AVE
FLINT, MI 48507                                        5,000                5,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
STEVEN WEISMAN
15245 SHADY GROVE RD
ROCKVILLE, MD 20850                                    5,000                5,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
RICHARD WELLS
211 SE MORGAN
SHELTON, WA  98584                                    10,000               10,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
ROBERT WATSON
16387 BLANCO ST
SAN LEANDRO, CA 94578                                 10,000               10,000                 0                0
---------------------------------------------- -------------------- ------------------- ----------------- ----------------
RON ZITANI                                            60,000               60,000                 0                0
RONALD J. ZITANI & MARION A. ZITANI J/T
25 LAKEVIEW AVENUE
NEW CANAAN, CT 06840
---------------------------------------------- -------------------- ------------------- ----------------- ----------------

(1) Includes options to purchase 1,000,000 shares of Humitech common stock at an exercise price of $.01 per share.
(2) Includes options to purchase 83,334 shares of Humitech common stock at an exercise price of $.01 per share.
(3) MRD Corporation is controlled by Michael Davis, Humitech's Chief Financial Officer.

3,083,002 shares, or 9% of the issued shares of Humitech, are being offered by selling shareholders that are affiliates of the registrant. This amount constitutes 65% of the shares being offered by selling stockholders. Management acquired their shares as part of salaries and bonuses for services rendered to Humitech. An officer and a director, respectively, also received some of their shares as a result of the spin-off from Airtech International Group. Further, Humitech's CEO received 1,000,000 shares in exchange for cash contributed to the company. Employees also received shares as bonuses. Several of the shareholders received shares of stock for services performed. The remainder of the selling shareholders purchased shares in a private placement in which they purchased Series A Preferred Stock and subsequently converted it into common stock.

PLAN OF DISTRIBUTION

4,744,102 SHARES SOLD BY SELLING STOCKHOLDERS

Humitech is registering 4,744,102 shares of common stock on behalf of the selling stockholders. Of those shares, 3,083,002 shares are owned by officers, directors, and affiliates of Humitech. 394,000 shares being offered were acquired following conversion of shares of Series A Preferred Stock into common stock. The Series A Preferred Stock was sold to existing stockholders of Humitech during March, April and May, 2002. These investors paid an equivalent of $.50 per common share for their stock. A total of $197,000 was raised through the sale of the Series A offering.

As used in this prospectus, the term "selling stockholders" includes pledges, transferees or other successors-in-interest selling shares received from the selling stockholder, as a pledgor, a borrower or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of Humitech in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. Humitech will not receive any of the proceeds from the sales by the selling stockholders.

Members of management will be conducting selling efforts on behalf of Humitech and themselves. You should be aware that these persons may be more motivated to sell their own stock instead of stock offered by Humitech.

The selling stockholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of the securities for whom they may act as agents. The selling stockholders and any broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the securities and any discounts, commissions, concessions or other compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

The common stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be effected by means of one or more of the following transactions, which may involve block transactions:

         o        in the over-the-counter market, or
         o in transactions otherwise than on exchanges or services, including transactions pursuant to Rule 144 or another exemption from registration.

In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker/dealers, who in turn may engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker/dealers who in turn may sell the securities.

At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, and commissions or concessions allowed or re-allowed or paid to broker/dealers.

To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in these jurisdictions only through registered or licensed brokers or dealers.

The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of sales of the common stock by the selling stockholders. The foregoing may affect the marketability of the securities.

5,000,000 SHARES TO BE SOLD BY HUMITECH

Humitech is offering up to 5,000,000 shares at the purchase price of $1.00 per share on a delayed or continuous offering basis pursuant to Rule 415 of the Securities Act of 1933 Rules. This is a self-underwritten offering, and shares will be sold by management of Humitech over the Internet and by pursing leads generated by existing investors. There is no escrow account. Further, there is no minimum offering amount. Humitech will use all money received from the offering, and there will be no refunds. Investors can purchase shares in this offering by delivering a Subscription Agreement and immediately available funds to Humitech.

Humitech reserves the right to use selling agents with the appropriate modification to the registration statement, as necessary. If Humitech makes arrangements to use selling agents after effectiveness of this registration statement, then Humitech will need to file a post-effective amendment to the registration statement identifying the broker-dealer, providing the required information on the plan of distribution and use of proceeds, revising the disclosures in the registration statement, and filing the agreement as an exhibit to the registration statement. Further, prior to any involvement of any broker-dealer in the offering, a broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

LEGAL PROCEEDINGS

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth information concerning the directors, executive officers and significant employees of Humitech:

NAME                            AGE        POSITION
----                            ---        --------

C.J. Comu                       41         Chairman, Chief Executive Officer and
                                           Director

Michael R. Davis, MBA, CPA      38         Chief Financial Officer and Director

Ralph R. Barton                 52         Vice President Sales & Franchising

Dennis Ardis                    59         Director of Corporate Finance

Alison Murray                   43         Vice President Marketing

Fredrick Ellis                  30         Vice-President of Information Tech &
                                           E-Commerce

Don Michael                     41         National Sales Manager

George Clouden                  43         National Training Manager

Pierre Koshakji                 42         Director

Paul Stewart                    49         Director

Jonathan Kelly                  45         Director

EXECUTIVE OFFICERS AND DIRECTORS

C.J. COMU, CHAIRMAN, CHIEF EXECUTIVE OFFICER AND DIRECTOR, OCTOBER 2001 TO
PRESENT
Mr. Comu began his career in the stock and commodities industry as a specialist in precious metals and currencies. In 1980, he founded MBA Corporate Group, a financial application software company that developed a mathematical computerized trading software program called the "Wall Street Analyst." In 1984, Mr. Comu was President of Credit America Holdings Group, a privately held and managed investment banking and consulting firm, which financed and turned around several start-up and operating companies during his term. In 1990, Mr. Comu became President of Transworld Leasing Corporation specializing in equipment financing for the health care and transportation industry, working with lenders which included GE Capital and Bank One, and vendors which included Computer Associates and Boeing International-Nationwide. In 1994, Mr. Comu founded and became Chairman and Chief Executive Officer of Airtech International Group, Inc., which became a publicly traded company in 1998 (Nasdaq/OTCBB: AIRG). Airtech is a manufacturer and marketer of indoor air quality technology that incorporates leading edge purification to destroy particles and volatile organic compounds through a multi-step sterilization process. In 2001, the Board of Directors of Airtech agreed to spin off Humitech, which was a wholly owned subsidiary of Airtech, and Mr. Comu accepted the responsibilities as its Chairman and CEO. Mr. Comu resigned as Airtech's Chief Executive Officer and director on December 31, 2001.

MICHAEL R. DAVIS, CHIEF FINANCIAL OFFICER AND DIRECTOR, JANUARY 2002 TO PRESENT From 1997 to 2001, Mr. Davis was a senior associate at McKinsey & Company, a Dallas, Texas, strategic planning and consulting firm providing financial, business, crisis management and legal consulting solutions. From 1994 to 1997, Mr. Davis was employed as the Chief Financial Officer for Innovax Concepts Corporation, a software development firm located in Irving, Texas. From 1990 to 1994, Mr. Davis served as the Director of Financial Planning and Mergers and Acquisitions for Affiliated Computer Systems (NYSE:ACS), a electronic data processing firm. Mr. Davis has an MBA from Southern Methodist University, a Bachelors of Science degree in Finance & Economics from University of Texas-Austin and a CPA designation from Illinois. Mr. Davis also attended graduate studies at the London School of Economics.

DIRECTORS

PIERRE KOSHAKJI, DIRECTOR, JANUARY 2002 TO PRESENT
Mr. Koshakji has served as a Director since January 2002. Currently, Mr. Koshakji is Chief Operating Officer of Monee Group. Prior to forming Monee, Mr. Koshakji was President of Edge Technologies Inc., (OTCBB:EDGE) from September 2000 to January 2001. From February 1998 to December 1999, Mr. Koshakji served as President of Odyssey Pictures Corporation (OTCBB: OPIX), a media company. Mr. Koshakji served as the President of Entertainment Education Enterprise Corporation, an international investment group with interests in entertainment and technology holdings, from December 1995 to February 1998.

PAUL STEWART, DIRECTOR, APRIL 2002 TO PRESENT
Mr. Stewart has been President of PSA, a Dallas-based corporate franchise consulting firm, for over 30 years. Mr. Stewart has been a consultant for over twenty years to the US Small Business Administration (SBA), as an A.C.E. (Active Corps of Executives) Counselor, under the S.C.O.R.E. (Service Corps of Retired Executives) program, specializing in franchising, entrepreneurship, and marketing. During that time Mr. Stewart conducted over 300 seminars and workshops. Mr. Stewart is also involved in international franchising. He has attended the International Salon of Franchising in Paris, France, as a consultant to European franchisors desiring to franchise in the United States and Canada. Mr. Stewart has been an instructor for market research at Richland College, Dallas, Texas, and is a guest lecturer on advertising, marketing and franchising at six colleges and universities in the Southwest and in Mexico.

JONATHAN KELLEY, DIRECTOR, APRIL 2002 TO PRESENT
Mr. Kelley joined the Board of Directors of Humitech in April of 2002. Mr. Kelley has served in management and development in the Quality Service Restaurant industry for the past 25 years. He is currently the Vice President of operations for Baibrook Partnership, LLC, a highly recognized McDonald's restaurant operator with 44 restaurants in the greater Dallas area.

There are no family relationships between any of Humitech's directors and officers. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which any person has been elected or nominated as a director or executive officer.

SIGNIFICANT EMPLOYEES

RALPH R. BARTON, VICE PRESIDENT SALES & FRANCHISING, AUGUST 2002 TO PRESENT
Mr. Barton has an extensive background in senior-level marketing, sales and operations in the food service business. From April 1999 to February 2002, Mr. Barton was the former President of Chimney King, a Dallas-based retail/service franchise company. From August 1998 to March 1999, Mr. Barton was self-employed negotiating the purchase of a business. From July 1997 to July 1998, Mr. Barton was a sales representative for Martinez Sales, Inc. Prior to this, Mr. Barton spent over twenty years in the food distribution business for a wholly owned subsidiary of Sysco Foods managing a $30,000,000 enterprise, supervising 22 territory managers in 18 states, with over 60 employees. Mr. Barton started his career in the retail trade industry as a representative of Kimberly Clark Corporation as well as McKesson & Robbins Drug Company. He attended University of Texas and Texas A&M University and obtained a degree in Business Administration.

DENNIS ARDIS, DIRECTOR OF CORPORATE FINANCE, AUGUST 2002 TO PRESENT
Mr. Ardis's background is in corporate finance and securities. Mr. Ardis was involved in the securities industry for the past 20 years as a Registered Representative and Financial Consultant with companies such as Josephthal & Company, First Union Securities, and Smith Barney. He was owner of Custom Woodworking and formerly the Vice President of Sales for Pioneered Investment Management Consulting. Mr. Ardis holds NASD Series 7, 63 and 65 securities licenses. He attended University of North Texas and received a degree in Business Administration.

ALLISON MURRAY, VICE PRESIDENT, MARKETING, APRIL 2002 TO PRESENT
Ms. Murray began her career in 1981 with Zale Corporation, the world's largest retail jewelry store chain located in Irving, Texas. During her 17-year tenure with Zale Corporation, she held various marketing and communications roles from Coordinator to Director. In 1998, she made a career change to the financial industry where she became the Marketing Director for Carreker Corporation located in Dallas, Texas. There she focused on all aspects of marketing and communications including the re-branding of the company, advertising, special events, tradeshows, public relations, charitable giving programs, and corporate communications. She currently sits on the BAI Tradeshow Advisory Council. She holds a Bachelor of Arts degree from Eastern Illinois University in Charleston, Illinois.

FREDRICK ELLIS, VICE-PRESIDENT OF INFORMATION TECHNOLOGY & E-COMMERCE, OCTOBER 2001 TO PRESENT
From July 1999 to July 2001, Mr. Ellis was the former Network Administrator, Systems Administrator and Web Designer for publicly traded Netcommerce Inc., (OTCBB:NEET), a full-service, internet-hosting, web-based development company specializing in B2B infrastructure and data management. Prior to his career in the technology industry, from March 1991 to July 1997, Mr. Ellis worked with the Department of National Defense as an Officer in the intelligence and communications division. Mr. Ellis served three six-month tours of duty in the United Nations Protection Force.

DON MICHAEL, NATIONAL SALES MANAGER, OCTOBER 2001 TO PRESENT
Mr. Michael has over 30 years experience in senior management marketing and sales. From September 2000 to June 2001, Mr. Michael was a sales representative for Verizon in Irving, Texas. From February 1998 to September 2000, Mr. Michael was a loan consultant for Customer First Mortgage. From December 1996 to February 1998, Mr. Michael served as a loan consultant for Savings of America. Prior to that, Mr. Michael was a licensed real estate broker with Coldwell Banker, a mortgage broker with Washington Mutual and the national sales manager and trainer for Zig Ziglar Corporation. Mr. Michael earned a Bachelor's Degree in Business Administration in Marketing from the University of North Texas.

GEORGE CLOUDEN, NATIONAL TRAINING MANAGER, OCTOBER 2001 TO PRESENT
Before joining Humitech, from 1999 to 2001, Mr. Clouden was involved with Airtech International Group, Inc. working with major restaurant franchises and HVAC distributors. Some of his clients included: Brinker International, Chili's, On the Border, TGI Fridays and Spaghetti Warehouse. Prior to Airtech, from 1995 to 1998, he worked in the equipment leasing industry as a Senior Account Executive with G.E. Capital. From 1992 to 1994, he worked as an account executive for North Texas Credit, also in the equipment leasing industry. From 1989 to 1992, Mr. Clouden worked as a Restaurant Manager for Dick's Last Resort, a privately owned restaurant chain based in Dallas, Texas.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2002, information regarding shares of common stock owned by (a) each person known by management to beneficially own more than 5% of the outstanding common stock, (b) each of Humitech's executive officers and directors, and (c) all executive officers and directors of Humitech as a group:

Name and Address of                             Amount and Nature of                   Percent of
Beneficial Owner                                Beneficial Shares Owned(1)             Ownership(2)

C.J Comu                                            3,277,231(3)                           9.7%
Chairman and CEO and Director
Humitech International Group, Inc.
15851 Dallas Parkway, Suite 410
Addison, TX 75001

Michael Davis                                         350,000(4)                             1%
Chief Financial Officer and Director
Humitech International Group, Inc.
15851 Dallas Parkway, Suite 410
Addison, TX 75001

Jonathan Kelley
Director                                               25,000                               <1%
Humitech International Group, Inc.
15851 Dallas Parkway, Suite 410
Addison, TX 75001

                                                 29



Pierre Koshakji
Director                                               27,500                               <1%
Humitech International Group, Inc.
15851 Dallas Parkway, Suite 410
Addison, TX 75001

Paul Stewart
Director                                               25,000                               <1%
Humitech International Group, Inc.
15851 Dallas Parkway, Suite 410
Addison, TX 75001

All Officers and Directors                          3,704,731                             10.9%
as a group

(1) Unless otherwise indicated, each person has sole voting and investment power over their shares.
(2) Out of 33,934,069 shares of common stock issued at September 30, 2002.
(3) 1,000,000 shares are held by the Comu Family Trust. 1,000,000 shares are underlying options to purchase common stock at an exercise price of $.01 per share.
(4) 241,666 shares are held by MRD Corporation, a company Mr. Davis controls. 83,334 shares are underlying options to purchase common stock at an exercise price of $.01 per share.

This table includes all shares underlying options or warrants that are exercisable or will become exercisable within 60 days.

DESCRIPTION OF SECURITIES

The following summary is a description of the material rights of the shareholders of Humitech.

COMMON STOCK

The authorized capital stock of Humitech is 100,000,000 shares of common stock, $.001 par value per share. As of September 30, 2002, 33,934,069 shares were currently issued and 22,934,069 shares were outstanding. 11,000,000 shares of common stock have been reserved by Humitech for future issuances, including the 5,000,000 shares to be issued in this offering and issuances under the employee stock option plan and for incentive stock options. Holders of common stock are entitled to one (1) vote per share on each matter to be voted on by the shareholders of Humitech.

Subject to any superior rights of any outstanding class of preferred stock of the company, the holders of common stock:

         o have equal rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the company;

         o are entitled to share ratably in all of the assets of the company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the company;
         o do not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to these shares; and
         o are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of shareholders.

Holders of common stock of Humitech do not have cumulative voting rights, which means that the holders of a majority of these outstanding shares, voting for the election of directors, can elect all of the directors to be elected by the holders of the common stock if they so choose and, in this event, the holders of the remaining shares will not be able to elect any of Humitech's directors. There are no preemptive rights.

PREFERRED STOCK

Humitech's Articles of Incorporation authorize the Board of Directors to issue 20,000,000 shares of preferred stock, $0.001 par value per share, of which no shares are currently issued and outstanding. The preferred stock may be issued in the future in one or more classes or series, each class or series of which shall have the voting rights, designations, preferences and relative rights as fixed by resolution of Humitech's Board of Directors, without the consent or approval of its shareholders. The preferred stock may rank senior to the common stock as to dividend rights, liquidation preferences, or both, and may have extraordinary or limited voting rights.

SERIES A CONVERTIBLE PREFERRED STOCK

Humitech has designated 5,000,000 shares of preferred stock as Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock may vote with the common stock on an as converted basis. Each share of Series A Preferred Stock may be converted into two shares of common stock at any time. Each share of Series A Preferred Stock includes a warrant to purchase one share of common stock for $2.00 per share. The warrants expire December 31, 2002.

During March, April and May 2002, Humitech sold 197,000 shares of its Series A Convertible Preferred Stock to 13 investors who were existing common stockholders. As of May 31, 2002, all Series A Preferred stockholders had exercised their right to convert their shares into common stock.

TRANSFER AGENT

Signature Stock Transfer, located at 14675 Midway Road, Suite 221, Addison, Texas 75001, will act as the transfer agent for Humitech.

EXPERTS

Turner, Stone & Company, L.L.P. of Dallas, Texas have audited Humitech's consolidated financials for the year ended December 31, 2001 and the six months ended June 30, 2002.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

ORGANIZATION WITHIN LAST FIVE YEARS

Please see "Certain Relationships And Related Transactions."

DESCRIPTION OF BUSINESS

COMPANY OVERVIEW AND BACKGROUND

Humitech International Group, Inc. was incorporated in the state of Nevada on January 5, 2000, as Airsopure International Group Inc., a wholly owned subsidiary of Airtech International Group, Inc. ("AIRG"), a publicly traded company. On October 31, 2001, AIRG distributed to its stockholders by means of a tax-free spin-off one share of Airsopure International Group Inc.'s common stock for every ten shares of AIRG owned by the stockholders. The shares distributed represented 100% of AIRG's ownership interest in Airsopure International Group Inc. The company resolved to change its name to Humitech International Group, Inc. on August 1, 2001.

Prior to October 1, 2001, Humitech was inactive. Humitech is now engaged in the marketing and sale of humidity control products throughout the United States and Canada. These products are sold primarily through distributorships as panels to be used within refrigerated environments to regulate humidity. Humitech currently has trademark registration pending on the Humitech(TM) name and is planning to file a trademark registration application on the FoodSoFresh(TM), Humitech Franchise Corp.(TM) and HUMISORB(TM) names.

Humitech's wholly owned subsidiary, Health Tech, Inc., a Nevada corporation, has been inactive since inception. Further, in early 2002, Humitech incorporated FoodSoFresh(TM), Inc. and Humitech Franchise Corporation(TM) in the state of Nevada to operate as wholly owned subsidiaries. FoodSoFresh(TM) will be used to market the products and fund-raising programs of Humitech. Humitech Franchise Corporation will market the franchise concept offered by Humitech.

On September 27 and 30, 2002, Humitech completed negotiations for the purchase of two companies, Save a Village Foundation, a Texas non-profit corporation, and Overstockvitamins.com, LLC, a Nevada limited liability company, respectively. The purchase price of $10,000 and $120,000, respectively, was paid through the issuance of common stock at a negotiated value of $1.00 per share. These companies will be operated as wholly owned subsidiaries of Humitech. Overstockvitamins.com is a website offering vitamins to the public at discounted prices. Save A Village is a non-profit human relief organization whose sole mission is to improve the health and quality of life for entire villages anywhere in the world by improving the quality of water. This entity will be responsible for marketing the Humitech "FoodSoFresh" Home Unit to thousands of charities, schools and non-profit foundations for their fundraising needs, if any. These transactions closed on October 4, 2002.

BUSINESS OF HUMITECH

The main component of the Humitech humidity control system is the mineral inside of the panel, called HUMISORB(TM) Sorbite, which is an unrefined mineral that controls humidity. The source of the HUMISORB(TM) Sorbite is a mine discovered in 1978 by two miners. Since then the product has been sold world-wide through a multitude of private dealer distributors until October 2001, when Humitech obtained the mineral and distribution rights from a private company, HUMICO, Inc., that controls the lease. Within this leased area, the occurrence of the HUMISORB(TM) Sorbite is present in economically viable amounts. When it is extracted from the earth, HUMISORB(TM) Sorbite is reduced to granular form and packaged in dust-tight air-flow containers. HUMISORB(TM) Sorbite consists of silica, aluminum oxide, calcium oxide, and other minerals. This substance has the unique ability to absorb 40% moisture by weight and desorbs the same quantity. This substance is known to exist only within the area leased from the United States government by HUMICO. The mine is located in southwest Nevada. Humitech has a distribution agreement with HUMICO, an unaffiliated entity, to distribute the product in the United States and Canada, with the exception of a 150-mile radius around Los Angeles, California and the state of Hawaii.

In 1989, analysis of HUMISORB(TM) Sorbite was performed by Dr. Jeffrey G. Nelson of Rockwell International Science Center, a California research facility. Dr. Nelson conducted a series of experiments on the mineral including moisture absorption and desorption studies and a study of odor contamination. In the moisture experiments, the mineral was placed in a closed system in which the temperature and relative humidity could be controlled. The mineral was exposed to humidity at varying levels for a period of 24 hours. The odor experiments were conducted using an organic compound and a sulfur containing compound used to simulate the types of odors found in perishable food products stored in a refrigerator. These experiments demonstrate that HUMISORB(TM) Sorbite can perform the following functions:

         o The mineral is able to absorb / desorb a maximum of 48 percent of its weight of water. Moisture is gained or lost depending on the temperature and relative humidity of the surrounding atmosphere.
         o This mineral will control odors and minimize cross contamination of stored foods.

As a result, Dr. Nelson suggested that this mineral reduces the energy and maintenance costs of operating the refrigerator units by controlling the humidity, which regulates heat transfer. Further, use of this mineral should also increase the storage life of perishables by:

         o        reducing shrinkage,
         o        retarding discoloration and
         o        minimizing odor contamination.

These attributes allow HUMISORB(TM) Sorbite to constantly regulate humidity within a refrigerated environment allowing for an optimal level of humidity for the storage and preservation of foods and perishables.

Humitech has not tested the effectiveness of HUMISORB(TM) Sorbite outside of a refrigerated environment and does not know if the product is suited for other applications.

Humitech currently markets a refrigeration mounted HUMISORB(TM) unit for both commercial and residential usage. Humitech has already shipped products throughout the world and has made installations in some of the most recognized establishments within the United States including:

         o        Marriott Hotel - Boca Raton, Florida
         o        Hilton Hotel - Sunrise, Florida
         o        Hyatt Seasons - Pompano Beach, Florida
         o        Smith & Wollenstky - South Beach, Florida
         o        PF Changs - North Miami Beach
         o        TGI Fridays - Pennsylvania
         o        Carrabas - Texas
         o        Outback Steakhouse - Dallas, Texas
         o        Legal Seafood - Sawgrass and Boca Raton, Florida
         o        Healthsouth - Sunrise, Florida
         o        Spago - Los Angeles, California*
         o        Four Seasons Hotel - San Diego, California
         o        Scottdale Culinary Academy
         o        Wolfgang Puck's
         o        The Bellagio, Las Vegas, Nevada
         o        Harrah's, Las Vegas, Nevada

         * A customer of HUMICO's.

COMMERCIAL USE OF THE HUMIDITY CONTROL SYSTEMS

Humitech provides humidity control systems to restaurants, stores, florists, medical facilities, and any other businesses that use coolers to keep their products fresh. Humidity control can save businesses money by:

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         o        helping to control energy costs,
         o        increasing quality, and
         o        extending the shelf life of their fresh products.

Without humidity control, most refrigeration units operate above 90% relative humidity. This causes excess energy consumption and ice buildup on the cooling fins. As the refrigeration unit tries to compensate for the lack of heat transfer due to the ice buildup, the compressor works harder and the defrosting cycles tend to become longer, raising electrical power usage. The net effect reduces the efficiency of the refrigeration unit, and causes wider fluctuations in the operating temperature range, and this, in return, adversely affects the food being stored.

Too low of a level of humidity is also detrimental. When the relative humidity drops below 80%, moisture is drawn out of meats and vegetables, which decreases their weight and shortens their shelf life. This is prevented by regulatory characteristics of the HUMISORB(TM) Humidity Control System.

Uncontrolled humidity is present in any type of cooler, in any geographic location. Outside conditions like heat and ambient humidity are not necessarily direct indicators of the humidity conditions inside the cooler. Both new and old coolers are affected equally.

Significantly, and unlike all other known water-absorbing compounds, HUMISORB(TM) Sorbite will also desorb the same quantity, thus, keeping humidity constant. A chemical composition analysis performed on the compound by Rockwell Science Center concluded that, although the product is most likely composed of common compounds, its properties would be extremely difficult to duplicate without extensive research to separate and identify the individual compounds that make up the mixture. The same experts conclude that this exact composition, heat and pressure, seldom repeats itself.

Since inception, Humitech has spent approximately $6,800 on research and development. Prior to its separation from Airtech International Group, Inc., approximately $30,000 was spent by Airtech on research and development of the Humitech venture and product.

HUMITECH'S PRODUCTS

SERIES HT-100: The Series HT-100 panel is a portable unit designed for the small refrigeration application that is designed to absorb/desorb gases and reduce temperature and reduce growth of bacteria.

SERIES HT-200: The Series HT-200 panel is a large commercial unit designed for the refrigeration application that is designed to absorb/desorb gases and reduce temperature.

The fully assembled panels are purchased from HUMICO. Humitech sells the panels to its franchises and, in turn, they rent the panels to the customer on a monthly basis. There are no material up-front costs for this arrangement. Humitech owns the Dallas market and has a small sales force. Humitech pays commissions to the local sales representatives out of the monthly billing charged to its accounts. Humitech rents the panels to area restaurants, hotels, country clubs and florists in the Dallas area.

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DISTRIBUTION METHODS

Humitech is focused on the development and sale of humidity control products utilizing the HUMISORB(TM) Sorbite mineral in a refrigerated environment. Humitech is targeting several distribution channels for direct exposure of its products and teaching consumers about the costs and solutions for indoor air contamination. Management is using a carefully mapped multi-channel approach to market its product line. For example, the following channels are being utilized:

1. FRANCHISING - The Humitech humidity control system is marketed through a franchise distributorship program where the members purchase the panels and market them to business owners on a monthly rental basis. This makes it readily affordable for the end user and provides a long-term residual income to the member. Presently, Humitech has signed up over twenty-five markets which include:

         o        Houston, Texas,
         o        San Antonio, Texas,
         o        Austin, Texas,
         o        Las Vegas, Nevada,
         o        San Diego, California,
         o        Atlanta, Georgia,
         o        St. Louis, Missouri,
         o        Orlando, Florida,
         o        Chicago, Illinois,
         o        Nashau, New Hampshire,
         o        Philadelphia, Pennsylvania, and
         o        New Jersey

         and is currently reviewing in excess of 100 applications from members desiring to market the Humitech humidity control system.

         The company's subsidiary, Humitech Franchise Corporation, does not charge any ongoing franchise fees or royalties. The company offers three levels of participation based on a one-time fee of $10,000, $35,000 or $75,000. Each level is secured by product training, marketing collateral support, brochures, web-marketing services, accounting and corporate support. The $35,000 and the $75,000 levels are both exclusive territories based on population.

         The laws of most states require Humitech to file its franchise offering documents with the state and pay a small fee.

2. INTERNATIONAL LICENSES - Humitech is negotiating licensing the distribution rights to its name and technology in countries around the world. Humitech, now that it has a full product line to offer, intends to more aggressively pursue international distribution

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         relationships. All sales will be made in U.S. dollars, FOB Dallas. A country is represented as one having a population in excess of one million inhabitants; the pricing with each foreign district is negotiated individually. Humitech has one licensing agreement with Brown & Lampe in place for the country of Austria that requires an annual commitment purchase of a minimum of $300,000 of product each year for three years. No purchases have been made to date, and accordingly, this contract is due to terminate on October 31, 2002.

3. MANUFACTURER'S REPRESENTATIVES - Humitech estimates that there are approximately 260,000 licensed Heating, Ventilation and Air Contractors ("HVAC") in the U.S. alone. This unconsolidated group of professionals may account for a significant amount of the current sales of humidity control and cleaning units. Humitech will make its products available to them, including the Series HT-200. Humitech believes that the role of the contractor is well suited to offer a humidity control product. Humitech has signed up Synergy Air Services, a Dallas-based HVAC contractor, as a franchisee to distribute Humitech panels.

4. INTERNET - Humitech has created a Strategic Marketing/Sales Automation System for its home and commercial markets, which includes the web's first traffic generating software designed to support its member's own marketing and advertising campaigns. This package includes software which turns any website into a dynamic, self-replicating website, which is an automated system that sends out contact information to clients and will assist them in the management of their individual businesses. The software, which the company offers to its franchise distribution network for no additional fee, is called Exigo. The system is a fully integrated software, database and contact manager with accounting and client management services. Humitech acquired the software through a one-time payment of $4,000 and a monthly maintenance fee of $400 per month. The software was developed and marketed by Exigo located in Dallas, Texas. The software can be viewed at www.exigo.com.

5. RETAIL DISTRIBUTION - Humitech has developed several strategies, which it believes suitable for retail distribution. Most notable are the HT-100 panels, which have a low price point and appeal to a broad market of consumers. In June 2002, Humitech entered into an agreement with Current Media Group, whereby Humitech granted Current Media the exclusive right to resell and market the residential panels for $500,000 over the Internet. The term of this agreement is five years.

6. HOME SHOPPING/INFOMERCIAL - Management of Humitech intends to distribute the Series HT-100 via a home-shopping medium like QVC or the Home Shopping Network.

7. JOINT VENTURE - Humitech has begun discussions with several possible joint venture partners for international manufacturing, outsourcing, marketing and distribution. In some countries, the air quality is dramatically worse than it is in the U.S. and Humitech believes that its products would be highly marketable in these areas. These countries include, but are not limited to, Chile, Brazil and Mexico.

8. NETWORK MARKETING - One of Humitech's target markets is the residential unit market (HT-100), a worldwide market for small humidity control products. Entry for this product will be gained through relationships with both retail organizations and large network marketing firms. The advantage of this channel is that Humitech will be able to provide

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

         private label product and send large trucks of finished manufactured goods straight to the network marketing company's warehouse, not acting as the final distribution point or returns center.

9. NATIONAL ACCOUNTS - Humitech will pursue relationships with national chains of restaurants, hotels, hospitals and major cruise lines. It is the intent of Humitech to pursue these accounts for national distribution as well as an added incentive and revenue source to the franchise network.

10. TRADE SHOWS - There are approximately 24,000 trade shows in the U.S. Some of the shows have begun to experiment with various new business opportunities showcases. It is the intent of Humitech to demonstrate its unique technology with the intent to seek national account distributorships as well as new prospective franchisees.

11. FREE TRIALS - Through its website, Humitech offers its commercial panels on a "free trial" basis which means that the business owner may actually view and experience the panels and evaluate the efficacy of the systems and determine how they apply to their own individual application.

SIGNIFICANT AGREEMENTS

Distribution and Resale Agreement

On October 1, 2001, Humitech entered into a distributorship agreement with HUMICO, Inc., which granted it the right to purchase humidity control panels at prices and terms as determined periodically by HUMICO. HUMICO is the owner and operator of the mine where the HUMISORB(TM) mineral is found. The prices are set based on the costs of mining and materials, plus labor and transportation. Further, HUMICO granted Humitech the right to display, promote and sell the products to customers located within the United States and Canada, excluding a one hundred mile radius around the city of Los Angeles and excluding the state of Hawaii. HUMICO retains the rights to these excluded areas.

The agreement is for a period of five years and automatically renews for consecutive three-year terms unless a 30-day notification to the contrary is given. Humitech also has the right of first refusal to enter into additional distributorship agreements for the rights to foreign markets on an as "deemed necessary basis."

In exchange for these rights, Humitech is required to purchase a minimum of 20,000 panels for purchase prices ranging from $15 to $17 as determined by HUMICO at various times during the calendar year ending December 31, 2002. Failure to purchase a minimum of 20,000 commercial panels will allow the mine operator the right to enter into another exclusive agreement. However, Humitech may be allowed to acquire product from the mine on a non-exclusive basis. In addition, as a part of the distributorship agreement, Humitech acquired a 1% interest in the mineral rights to the sorbite mineral used in the humidity control panels. In exchange for 1% of the mineral rights, Humitech issued 200,000 shares of Humitech common stock, valued at $200,000, to HUMICO. Humitech must register for resale the common stock issued to HUMICO by September 27, 2003 or the mineral rights will revert back to HUMICO and the common stock will be returned to the company.

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International Sales Distributor Agreement

On October 1, 2001, Humitech entered into an international distributor agreement with Browne & Lampe, an Austrian-based company, which granted the company the right to purchase Humitech's commercial products at prices and terms as published periodically by Humitech and the right to display, promote and sell the products to customers located within Austria. The agreement is for a period of three years and automatically renews for consecutive one-year terms unless a 30-day notification to the contrary is given. The agreement also requires purchases of Humitech's commercial products totaling $300,000, $400,000 and $500,000 during the twelve-month periods ending October 31, 2002, 2003, and 2004, respectively. If Browne & Lampe does not meet the minimum purchase agreement in accordance with their three-year purchase commitment, they will forfeit any monies paid to date and will allow Humitech the opportunity to enter that market again and seek a new partner. To date, no purchases have been made under this contract.

E-Marketing Agreement

In June 2002, Humitech entered into an agreement with Current Media Group whereby Humitech granted Current Media an exclusive right to resale, lease or otherwise market residential humidity control panels using the Internet for $500,000. After the initial payment of $20,000 on September 30, 2002, four consecutive quarterly installments of $120,000 will be due beginning December 31, 2002. The agreement provides for Current Media Group to set up and maintain a website from which the products may be marketed and sold. Humitech will deliver to the purchaser the number of panels purchased from the website. The agreement is for a term of five years and will automatically renew for consecutive five year periods unless terminated.

Professional Services Agreements

On March 1, 2002, Humitech entered into a professional services agreement with Buyside Partners LLC, www.buysidepartners.com, a Dallas-based company, who will provide investor relations services to Humitech. The agreement is for a period of one year, and automatically renews for consecutive one-year terms unless a 30-day notification to the contrary is given. The fee for Buyside Partners LLC's services is $6,300 per month for one year including a $5,000 retainer. Humitech has paid for the first twelve months of service with 100,000 shares of company stock.

On April 13, 2002, Humitech entered into a professional services agreement with Paul Stewart Associates, Inc., a Dallas-based law firm, to prepare the franchise documents for Humitech's commercial humidity control systems. The fee for this service was $10,000, which has already been paid by Humitech. Paul Stewart, the CEO of Paul Stewart Associates, Inc., is a director of Humitech.

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Competition

Humitech is aware of two competitors producing products similar to Humitech, Katch All and Gonzo Fridge. Katch All produces a product called Fridge Care, a product which controls and improves the quality of walk-in reach-in coolers. Like Humitech's product, Fridge Care lowers humidity and air temperature, reduces energy consumption and mold and bacteria generation and eliminates odor transfer. The main difference between Fridge Care and the Humitech product is that Humitech has designed its product for household as well as commercial use. The Humitech panels naturally absorbs and desorbs humidity creating the ideal humidity level, which is around 81% for most facilities in the floral and restaurant industries. The natural mineral absorb/desorb humidity allows it to create what is known as the "ideal" level for this application. The product is not adjustable manually, due to the fact that it is adjusted naturally based on the levels of humidity in the treatment area.

Gonzo Fridge produces a product called Freezer Odor Eliminators, which is composed of all-natural odorless volcanic crystals that rid the home or car of unpleasant odors by attracting odors like a magnet. The Freezer Odor Eliminators are contained in mesh bags that range from eight ounces to two pounds. Humitech's product differs from the Freezer Odor Eliminators as it controls humidity and is exclusively made for use in a refrigerated environment.

Refrigeration companies may offer other mechanical forms of humidity control, and there are other types of minerals called "desicant" which can absorb but cannot desorb the humidity. Further, these minerals cannot be recharged and have to be disposed of over time. Humitech cannot guarantee that there are not other mines worldwide where the HUMISORB(TM) Sorbite may be found.

EMPLOYEES OF HUMITECH

Humitech currently has eleven full time employees and one contract employee.

REPORTS TO SECURITY HOLDERS

Humitech will voluntarily send an annual report, including audited financial statements, to its security holders.

Humitech will file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). The public may read and copy any materials Humitech files with the SEC at the SEC's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that web site is http://www.sec.gov.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

RESULTS OF OPERATIONS

THE YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2002

REVENUES

Humitech's consolidated total revenues for the year ended ending December 31, 2001 and the six months ended June 30, 2002 were $104,491 and $1,236,198, respectively. In year ended December 31, 2001, the business only operated and generated revenues in the last quarter. As of the date of this prospectus, the revenue stream has primarily been from the sale of commercial humidity control units delivered in connection with distributorship rights. During the year ended December 31, 2001 and the six months ended June 30, 2002, the company sold 3,600 and 13,350 units, respectively, and 8 and 17 distribution agreements, respectively. Humitech is expecting the source of the revenue stream to change by the third quarter of 2002 as it anticipates signing up national accounts and procuring home unit sales of its product.

COSTS AND EXPENSES

Humitech's consolidated total costs and expenses at December 31, 2001 were $302,258 and $1,280,162 through the six months ended June 30, 2002. The major components of this were: Salaries and wages and other compensation related expenses increased $443,773 or 455% from $97,480 at December 31, 2001 to $541,253 for June 30, 2002. This is expected to continue to increase as the result of many factors including increased commissions on sales of Humitech's products. Commissions are paid to the local Dallas account representatives that call on the restaurant, floral, hotel and country club markets. The commission paid is a percentage of the total monthly billing that is charged to the account and that percentage is earned by the account representative for servicing that account each month with charged panels and replacement of spent panels.

Each franchise may be operated as a home-based business or from leased office space. Each office will be used to store a reasonable amount of product inventory, and conduct sales and marketing efforts. The franchisee will lease and service Humitech(TM) humidity control products to commercial customers in its territory. The franchisee also may have the opportunity to sell residential humidity control products in its territory.

In addition, Humitech increased its staff size and began paying salaries in 2002. Some start-up expenses were reimbursed to employees as salaries in 2001.

Cost of sales increased $184,186 or 555% to $219,719 for June 30, 2002 as compared to $35,533 for December 31, 2001. This increase is due to the increase in product sales from $103,643 at December 31, 2001 to $711,264 for the six months ended June 30, 2002. The percentage cost of goods remained relatively consistent at 34% of sales at December 31, 2001 to 31% of sales for June 30, 2002.

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GENERAL & ADMINISTRATIVE EXPENSES

Humitech's consolidated total general and administrative expenses at December 31, 2001 were $153,265 and $443,187 through the six months ended 2002. The major components of this were: Rent which was $5,534 for the three months of 2001 in which Humitech operated in an office space and $22,430 for the six months ended June 30, 2002.

Consulting, legal and professional fees were $335,154, which was an increase of 503% for June 30, 2002 as compared to $55,600 for the three months ending December 31, 2001. This increase is due to additional audit and legal fees for the SEC filings and other related consulting services. All other expenses have seen minimal changes.

ACCOUNTS RECEIVABLE

Accounts receivables increased from $215 at December 31, 2001 to $504,448 at June 30, 2002, including $120,000 of accounts receivable classified as long term. This increase is due to the sale of an E-Marketing Agreement in June of 2002 for $500,000. The agreement provides for Current Media Group, a distributor, to set up and maintain a website from which the products may be marketed and sold.

CAPITAL EXPENDITURES

Humitech's property and equipment consists of office furniture and equipment and an automobile, which is used by a sales employee. During the six months ended June 30, 2002, the company disposed of an automobile and acquired another, but this did not significantly affect the composition or amount of property and equipment.

Humitech does not have any large capital expenditures planned for the remainder of fiscal year 2002. It is considering product line expansion, which will require approximately $400,000 in capital expenditures. Product line expansion relates to the offering of the humidity control products in other forms to include an application for the health and beauty market as well as the sports and fitness market. Both of these vertical market applications are under review. Research and development will begin in these areas as funding becomes available for them and is not a possible use of proceeds in this offering. The final decision, however, to expand the product line will be based on estimated sales of the products which will enable it to recover the capital expenditures within nine to twelve months. Any minor capital expenditures will be met with cash on hand. In the event its product sales increase beyond current manufacturing capacities provided by HUMICO, then additional capital expenditures will be required to increase production capacity. Humitech anticipates, however, that any additional capital expenditures to increase production capacity would not exceed $500,000. These capital expenditures would also be offset by increased product sales which created the need to increase current manufacturing capacities. At this time, manufacturing is completely outsourced to HUMICO.

Liquidity And Capital Resources

At December 31, 2001 and June 30, 2002, Humitech had an accumulated deficit of $197,767 and $241,731, respectively.

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At December 31, 2001, Humitech had total current assets of $199,891 less current liabilities of $127,964, which resulted in net current assets of $71,927. As of June 30, 2002, Humitech had total current assets of $542,404 less current liabilities of $232,133, which resulted in net current assets of $310,271. It expects to have sufficient funds necessary to finance the manufacture, distribution and sale of its products, including management and advertising support for fiscal year 2002. Humitech also expects that its cash balance and operations are adequate to sustain its continued operations during fiscal year 2002.

Humitech's goal is to sign up and build its distributors during fiscal year 2002. These outlets are expected to have a positive impact on product sales. Humitech's estimated franchise sales are based upon a good faith estimate of the market for Humitech's franchises and products. However, Humitech's franchise sales may not meet its goals.

Humitech also expects sales of its products to increase in fiscal year 2002. For the first six months of year 2002, its product sales were $711,264 in comparison to December 31, 2001 where its product sales were approximately $103,643. With the increase in sales, Humitech also experienced a net loss of $43,964 for the six months ended June 30, 2002, as compared to a net loss of $197,767 for the year ended December 31, 2001. This trend indicates the sales of its existing product line is increasing. Although Humitech believes its sales represent a positive trend, Humitech cannot assure you that this positive trend will continue.

Humitech's sales projections are based upon its good faith estimates of the marketability of its products and it may not be to achieve these results during fiscal year 2002.

If all of the shares in this offering are subscribed, Humitech believes that the net proceeds from this offering and internally generated funds may be adequate to satisfy Humitech's working capital needs for the next twelve months. However, Humitech may not be able to sell all of the shares in this offering, if any. Further, if Humitech's current cash and revenues from franchise and product sales are insufficient to fund its continued growth, it will rely on its external funding sources to provide continued liquidity, which may not be available on reasonable terms, if at all.

During fiscal year 2002, Humitech intends to focus on the marketing and sale of its existing line of humidity control products. For this reason, Humitech does not project significant expenditures during fiscal year 2002 on its products which are in production and sale. It believes that its existing product line is sufficient to sustain its future sales growth. There are no current plans to increase the number of employees of Humitech in the next twelve months.

Humitech does not have a large capital expenditures program planned for fiscal year 2002. Therefore, Humitech believes that its projected increase in franchise and product sales combined with funds generated from external financing sources will be sufficient to offset any cash losses from operations. If its current and new product sales, distributor/franchise sales, new areas of distribution sales and funds from its external sources are insufficient to maintain operations, the resulting lack of capital could force Humitech to substantially curtail or cease its operations. Any curtailment of operations would have a material adverse effect on its ability to distribute its products and its profitability.

Material Commitments

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Operating Leases

Humitech is currently obligated under a noncancelable operating lease for its Dallas office which expires in November 2005. The office lease also provides for payment of Humitech's share of the common areas of the office building shared by all tenants. Minimum future rental payments required under the above operating leases total $204,340. During the six months ended June 30, 2002 and the year ended December 31, 2001, rent expense totaled $22,430 and $5,534, respectively.

Employment Agreements

Humitech is currently obligated under two employment agreements with officers for annual compensation of $310,000 and discretionary bonuses to be determined by its board of directors. The agreements expire through October 2011. At June 30, 2002 and December 31, 2001, $157,500 and $62,500, respectively, was accrued and payable under these agreements. In addition, the company granted two officers and an employee, respectively, options to purchase 2,500,000 shares of common stock. An option to purchase 500,000 shares was cancelled in July 2002 in connection with the termination of the employee.

Distributor Agreement

On October 1, 2001, Humitech entered into a distributorship agreement with HUMICO, Inc., which granted it the right to purchase humidity control panels at prices and terms as determined periodically by HUMICO. Further, HUMICO granted Humitech the right to display, promote and sell the products to customers located within the United States and Canada, excluding a one hundred mile radius around the city of Los Angeles and excluding the state of Hawaii. The agreement is for a period of five years and automatically renews for consecutive three-year terms unless a 30-day notification to the contrary is given. Humitech also has the right of first refusal to enter into additional distributorship agreements for the rights to foreign markets on an "as deemed necessary basis."

In exchange for these rights, Humitech is required to purchase a minimum of 20,000 panels at prices per panel ranging between $15 and $17 as determined by HUMICO during the calendar year ending December 31, 2002. As of September 30, 2002, Humitech has purchased 19,200 panels from HUMICO. In addition, as a part of the distributorship agreement, Humitech acquired a 1% interest in the mineral rights to the sorbite mineral used in the humidity control panels. In exchange for 1% of the mineral rights, Humitech issued 200,000 shares of Humitech common stock, representing $200,000 in exchange for these mineral rights, to HUMICO.

International Sales Distributor Agreement

On October 1, 2001, Humitech entered into an international distributor agreement with an Austrian-based company, Browne & Lampe, which granted the company the right to purchase Humitech's commercial products at prices and terms as published periodically by Humitech and the right to display, promote and sell the products to customers located within Austria. The agreement is for a period of three years and automatically renews for consecutive one-year terms unless a 30-day notification to the contrary is given. The agreement also requires purchases of the company's commercial products totaling $300,000, $400,000 and $500,000 during the twelve-month periods ending October 31, 2002, 2003, and 2004, respectively. To date, no payments have been received. Further, given the

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current business climate, both Browne & Lampe and the company have indicated
that no purchase under the agreement will be made prior to October 31, 2002. Accordingly, with the expiration of this contract, the company may renegotiate a new agreement with Browne & Lampe or attempt to locate a new partner.

E-Marketing Agreement

In June 2002, Humitech entered into an agreement with Current Media Group whereby Humitech granted an exclusive right to resale, lease or otherwise market residential humidity control panels using the Internet for $500,000. After an initial payment of $20,000 on September 30, 2002, four consecutive quarterly installments of $120,000 will be due beginning December 31, 2002. The agreement provides for Current Media Group to set up and maintain a website from which the products may be marketed and sold. Humitech will deliver to the purchaser the number of panels purchased from the website. The agreement is for a term of five years and will automatically renew for consecutive five-year periods unless terminated.

Professional Services Agreement

On March 1, 2002, Humitech entered into a professional services agreement with Buyside Partners LLC, a Dallas-based company, who will provide investor relations services to Humitech. The agreement is for a period of one year and automatically renews for consecutive one-year terms unless a 30-day notification to the contrary is given. The fee for Buyside Partners LLC's services is $6,300 per month for one year including a $5,000 retainer. Humitech has paid for the first twelve months of service with 100,000 shares of company stock.

Significant Capital Expenditures

Significant capital expenditures since the end of the fiscal year include the purchase of a company automobile. In June 2002, this automobile was given to a former member of management in exchange for the payment on a note payable.

DESCRIPTION OF PROPERTY

Humitech leases a corporate office with 3,000 square feet, located at 15851 Dallas Parkway, Suite 410, Addison, Texas 75001. This lease is noncancelable and expires October 31, 2005. Payment on the lease is as follows:

         o        Jul. 1, 2002 - Oct. 31, 2002-$3742.50 a month
         o        Nov. 1, 2002 - Oct. 31, 2003-$4740.50 a month
         o        Nov. 1, 2003 - Oct. 31, 2004-$5114.75 a month
         o        Nov. 1, 2004 - Oct. 31, 2005-$5364.25 a month

Upon expiration of the lease, Humitech will have the right to renew the lease for an additional 36 months at then prevailing market rates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the six months ended June 30, 2002 and the year ended December 31, 2001, Humitech made cash operating advances of $0 and $20,000, respectively, to Airtech International Group, Inc. Prior to October 2001, the company was wholly owned by Airtech. The advances bore interest at 7.0%, were secured by an automobile, were due March 7, 2002 and were to be paid in cash or by the issuance of Airtech's common stock. At June 30, 2002 and December 31, 2001, $816 and $116, respectively, of interest had accrued. These advances were satisfied by the transfer of a 1999 Chevrolet Malibu.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Humitech is not currently trading on any public market.

There are 1,083,334 shares of common stock presently subject to options. Although it has no agreement to do so, Humitech is registering 4,744,102 shares of common stock for the selling stockholders of the company.

There are approximately 1,563 holders of Humitech common stock. Humitech has not paid cash dividends on its common stock and does not intend to do so in the foreseeable future. Humitech intends to retain earnings, if any, to provide funds for its operations. Future dividend policy will be determined by the board of directors based upon conditions then existing, including Humitech's earnings and financial condition, capital requirements and other relevant factors.

EXECUTIVE COMPENSATION

The following table presents, for the last fiscal year, the annual compensation earned by the chief executive officer and the most highly compensated executive officers and significant employees of Humitech for the year ended December 31, 2001:

                              Summary Compensation Table*

                                   Annual                         Long Term
                                   Compensation                   Compensation
--------------------- ------------ ----------------- ------------ ---------------------
Name and Principal                                                Stock Awards or
Position              Year         Salary            Bonus        Other Compensation
--------------------- ------------ ----------------- ------------ ---------------------
C.J. Comu,            2001         $62,500(1)        0            Options to purchase
President                                                         1,000,000 shares of
and CEO                                                           common stock at $.01
                                                                  per share(1)(2)
--------------------- ------------ ----------------- ------------ ---------------------
Michael Ryan,         2001         0                 0            Options to purchase
Former                                                            500,000 shares of
Executive Vice-                                                   common stock at 80%
President                                                         of the fair market
                                                                  value(2)
--------------------- ------------ ----------------- ------------ ---------------------

*Other than set forth in this table, there were no other types of compensation earned in fiscal 2001.

(1) This entire amount has not yet been paid to Mr. Comu. In April 2002, the board issued Mr. Comu 2,000,000 shares of common stock in satisfaction of $20,000 owed in unpaid salary.

(2) These options expire October 1, 2006. At the time the options were awarded to Mr Comu, the company was a new start-up and the value of the company was zero. Accordingly, the board valued the stock at $.01 per share.

(3) Options to purchase 500,000 shares at an exercise price of 80% of the fair market value were awarded to Michael Ryan, a former employee of the company, for the year ended December 31, 2002. These options were cancelled in July 2002, in connection with the termination of Mr. Ryan's services.

Humitech entered into an employment agreement on October 1, 2001 with Mr. Comu to serve in the position set forth above. Mr. Comu's employment agreement is for a term of ten years, unless renewed for an additional ten-year period. Mr. Comu shall be paid an annual salary of $250,000 per year plus an incentive bonus to be determined in good faith by the board of directors.

On January 28, 2002, Humitech entered into an agreement with Michael Davis to serve as the company's Chief Financial Officer. Mr. Davis's employment contract is for five years, unless renewed in additional five-year increments. Mr. Davis will be paid an annual salary of $60,000 in fiscal 2002, to be raised to $90,000 in the event the company becomes a SEC reporting company. Mr. Davis will also be compensated with performance-based bonuses and is entitled to options to purchase 500,000 shares of common stock at an exercise price of a 20% discount on the fair market value of the stock after one year of employment. Further, Mr. Davis received options to purchase 500,000 shares of common stock at an exercise price of $.01 per share, which vest quarterly over a three-year period. At September 30, 2002, options to purchase 83,334 shares at an exercise price of $.01 had vested. Mr. Davis's options expire January 28, 2005.

Compensation of Directors

Directors of Humitech will be paid 25,000 shares of Humitech common stock in 2002, plus an option to purchase 25,000 shares of common stock for an exercise price of 20% of the current market value for Humitech common stock.

The compensation of officers and directors is subject to review and adjustment from time to time by the board of directors.

2002 COMPANY-WIDE STOCK OPTION PLAN

Humitech adopted the 2002 Company-Wide Stock Option Plan to encourage ownership of the common stock of Humitech by all employees of the company and its subsidiaries. This plan is intended to provide an incentive for employees to exert their maximum efforts to achieve the successful operation of the company and is intended to assist the company in attracting and retaining talented personnel by providing an opportunity to benefit from the increased value of the company. There are 1,000,000 shares reserved for option exercise under the Plan. No employee will be granted options under the Plan that would result in the employee receiving more than five percent of the maximum number of shares available for issuance.

The exercise price for each option shall be 100% of the fair market value of a share on the date the option is granted. Each option vests and becomes exercisable in annual twenty-five percent installments commencing on the first anniversary of the date of grant. Unless otherwise provided in the applicable agreement, each option granted hereunder shall have a term of two years, and shall be renewable for another two years. These options are not subject to dilution.

No shares have been issued under the Plan.

                       HUMITECH INTERNATIONAL GROUP, INC.

                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                                       AND

                          INDEPENDENT AUDITORS' REPORT

                         SIX MONTHS ENDED JUNE 30, 2002

                                       AND

                          YEAR ENDED DECEMBER 31, 2001

                                 C O N T E N T S


AUDITORS' REPORT.............................................................1

CONSOLIDATED BALANCE SHEETS.................................................2-3

CONSOLIDATED STATEMENTS OF OPERATIONS........................................4

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY..............................5

CONSOLIDATED STATEMENTS OF CASH FLOWS.......................................6-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................................8-15

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


The Board of Directors and Stockholders
Humitech International Group, Inc.
    and Subsidiaries
Addison, Texas


We have audited the accompanying consolidated balance sheets of Humitech International Group, Inc. and subsidiaries as of June 30, 2002 and December 31, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the six months and year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Humitech International Group, Inc. and subsidiaries at June 30, 2002 and December 31, 2001, and the consolidated results of their operations and cash flows for the six months and year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants
Dallas, Texas
October 2, 2002

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                       JUNE 30, 2002 AND DECEMBER 31, 2001




                                     ASSETS
                                     ------

                                                          June 30,  December 31,
                                                            2002       2001
                                                          ---------  ---------
Current assets:

     Cash                                                 $ 78,573   $123,940
     Accounts receivable, trade                            384,448        215
     Advances to employees and others                           --      7,300
     Advances to AIG                                            --     20,116
     Inventory                                              49,442     44,590
     Prepaid expenses                                       29,941      3,730
                                                          ---------  ---------
                  Total current assets                     542,404    199,891

Property and equipment, net of accumulated
     depreciation of $5,159 and $1,797,
     respectively                                           33,694     32,822

Accounts receivable, trade                                 120,000         --

Mineral rights, net of accumulated
       amortization of $20,000 and $0,
     respectively                                          180,000    200,000
                                                          ---------  ---------
                                                          $876,098   $432,713
                                                          =========  =========






         The accompanying notes are an integral part of the consolidated financial statements.

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                       JUNE 30, 2002 AND DECEMBER 31, 2001



                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------


                                                          June 30,  December 31,
                                                            2002         2001
                                                         ----------   ----------
Current liabilities:

     Accounts payable, trade                             $  54,633    $  41,594
     Accrued salaries and wages                            157,500       62,500
     Advances from stockholder                              20,000       20,000
     Current portion of note payable                            --        3,870
                                                         ----------   ----------
                  Total current liabilities                232,133      127,964

Long term note payable, less current portion                    --       21,944

Commitments and contingencies                                   --           --

Stockholders' equity:

     Preferred stock, $.001 par value, 20,000,000
         shares authorized, no shares currently issued
         or outstanding, no rights or preferences
         determined                                             --           --
     Common stock, $.001 par value, 100,000,000
         shares authorized, 33,934,069 and 8,207,595
         shares issued and 22,934,069 and 8,207,595
         shares outstanding, respectively                   33,934        8,208
     Additional paid in capital                            895,862      472,364
     Prepaid expenses                                      (44,100)          --
     Accumulated deficit                                  (241,731)    (197,767)
     Treasury stock, no cost, 11,000,000 and 0
         shares, respectively                                   --           --
                                                         ----------   ----------
                  Total stockholders' equity               643,965      282,805
                                                         ----------   ----------
                                                         $ 876,098    $ 432,713
                                                         ==========   ==========



         The accompanying notes are an integral part of the consolidated financial statements.

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       SIX MONTHS ENDED JUNE 30, 2002 AND
                          YEAR ENDED DECEMBER 31, 2001



                                                      June 30,      December 31,
                                                        2002            2001
                                                    ------------    ------------
Revenues:

     Product sales                                  $   711,264     $   103,643
     Other revenues                                     524,934             848
                                                    ------------    ------------
                  Total revenues                      1,236,198         104,491

Cost of sales                                           219,719          35,533
                                                    ------------    ------------
Gross profit                                          1,016,479          68,958
                                                    ------------    ------------
Operating expenses:

     Compensation expense                               541,253          97,480
     Advertising and marketing                           48,018          14,183
     Depreciation and amortization                       27,105           1,797
     General and administrative expenses                443,187         153,265
                                                    ------------    ------------
                  Total operating expenses            1,059,563         266,725
                                                    ------------    ------------

Loss from operations                                    (43,084)       (197,767)

Interest expense                                           (880)             --
                                                    ------------    ------------
Loss before income taxes                                (43,964)       (197,767)

Provision for income taxes                                   --              --
                                                    ------------    ------------
Net loss                                            $   (43,964)    $  (197,767)
                                                    ============    ============


Loss per common share                               $      (.01)    $      (.03)
                                                    ============    ============




         The accompanying notes are an integral part of the consolidated financial statements.


                                                 HUMITECH INTERNATIONAL GROUP, INC.
                                                          AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                 SIX MONTHS ENDED JUNE 30, 2002 AND
                                                    YEAR ENDED DECEMBER 31, 2001

                               Preferred Stock             Common Stock        Paid In        Prepaid     Accumulated
                           Shares        Amount       Shares        Amount      Capital       Expenses       Deficit        Total
                        ------------  ------------  ------------  ----------  ------------  ------------  ------------  ------------
Balance at
  December 31, 2000              --   $        --            --   $      --   $        --   $        --   $        --   $        --

Issuance of common
  stock dividend in
  spin-off from AIG              --            --     4,962,761       4,963        (4,963)                                       --

Issuance of common
  stock for cash                 --            --     1,973,000       1,973       277,527                                   279,500

Issuance of common
  stock in exchange
  for services                   --            --     1,071,834       1,072                                                   1,072

Issuance of common
  stock for mineral
  rights                         --            --       200,000         200       199,800                                   200,000

Net loss                                                                                                     (197,767)     (197,767)
                        ------------  ------------  ------------  ----------  ------------  ------------  ------------  ------------
Balance at
  December 31, 2001              --            --     8,207,595       8,208       472,364            --      (197,767)      282,805

Issuance of Series
  A preferred stock
  for $1.00 per share       197,000       197,000                                                                           197,000

Contemporaneous
  conversion of
  preferred stock
  shares to common
  at 2:1 ratio             (197,000)     (197,000)      394,000         394       196,606                                        --

Issuance of common
  stock to Company
  reserved for future
  issuance                       --            --        11,000      11,000       (11,000)                                       --

Issuance of common
  stock for services
  at $.01 per share              --            --    13,789,974      13,790       124,110                                   137,900

Issuance of common
  stock for services
  at $1.00 per share             --            --       110,000         110       109,890       (44,100)                     65,900

Common stock issued
  with sales of
  distributorships               --            --       432,500         432         3,892                                     4,324

Net loss                                                                                                      (43,964)      (43,964)
                        ------------  ------------  ------------  ----------  ------------  ------------  ------------  ------------
Balance at
  June 30, 2002                  --   $        --    33,934,069   $  33,934   $   895,862   $   (44,100)  $  (241,731)  $   643,965
                        ============  ============  ============  ==========  ============  ============  ============  ============



                        The accompanying notes are an integral part of the consolidated financial statements.

                                                                 F-5


                          HUMITECH INTERNATIONAL GROUP, INC.
                                   AND SUBSIDIARIES
                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                          SIX MONTHS ENDED JUNE 30, 2002 AND
                             YEAR ENDED DECEMBER 31, 2001

                                                               June 30,   December 31,
                                                                 2002         2001
                                                              ----------   ----------
Cash flows from operating activities:

   Net loss                                                   $ (43,964)   $(197,767)
   Adjustments to reconcile net income to cash:
       Depreciation and amortization                             27,105        1,797
       Stock payments to employees and consultants              203,800        1,072
       Gain on sale of assets                                    (2,824)          --
   Changes in operating assets and liabilities:
       Accounts receivable                                     (504,233)        (215)
       Inventory                                                 (4,852)     (44,590)
       Prepaid expenses                                         (26,210)      (3,730)
       Accounts payable                                          13,039       41,594
       Accrued salaries and wages                                95,000       62,500
                                                              ----------   ----------
                  Net cash used in operating activities        (243,139)    (139,339)
                                                              ----------   ----------
Cash flows from investing activities:

   Purchase of property and equipment                            (6,234)     (34,619)
   Advances from (to) employees                                   7,300       (7,300)
   Advances to AIG                                                   --      (20,116)
                                                              ----------   ----------
                  Net cash provided by (used in)
                     investing activities                         1,066      (62,035)
                                                              ----------   ----------
Cash flows from financing activities:

   Proceeds from issuance of common stock                       201,323      279,500
   Proceeds from note payable                                        --       25,814
   Repayment of note payable                                       (919)          --
   Advances (to) from stockholder                                (3,698)      20,000
                                                              ----------   ----------
                  Net cash provided by financing activities      93,143      325,314
                                                              ----------   ----------
Increase (decrease) in cash                                     (45,367)     123,940

Cash at beginning of year                                       123,940           --
                                                              ----------   ----------
Cash at end of year                                           $  78,573    $ 123,940
                                                              ==========   ==========

 The accompanying notes are an integral part of the consolidated financial statements.

                                          F-6

                           HUMITECH INTERNATIONAL GROUP, INC.
                                    AND SUBSIDIARIES
                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                           SIX MONTHS ENDED JUNE 30, 2002 AND
                              YEAR ENDED DECEMBER 31, 2001


                      NON-CASH INVESTING AND FINANCING ACTIVITIES
                      -------------------------------------------

                                                                June 30,     December 31,
                                                                  2002           2001
                                                                ---------     ---------
Disposition of property and equipment, net
    of $3,743 of accumulated depreciation, in
    exchange for the assumption of note payable                 $ 24,895      $     --

Issuance of common stock in exchange for
    mineral rights                                              $     --      $200,000

Issuance of common stock in exchange for
    services                                                    $247,900      $  1,072






            The accompanying notes are an integral part of the consolidated financial statements.

                                          F-7

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business
-------------------------

Humitech International Group, Inc. (the Company) was incorporated in the state of Nevada on January 5, 2000 under the name Airsopure International Group, Inc.
(ASP) as a wholly owned subsidiary of Airtech International Group, Inc. (AIG), a publicly traded company (symbol AIRG). On October 31, 2001, AIG distributed to its stockholders by means of a tax-free spin-off one share of the Company's common stock for every ten shares of AIG owned by the stockholders. The shares distributed represented 100% of AIG's ownership interest in the Company and subsequent to the distribution the Company and AIG have no other business relationships or obligations to each other. Prior to October 1, 2001, the Company was inactive. The Company is now engaged in the manufacture and sale of humidity control products through a distributorship (Note 5) throughout the United States and Canada. This activity constitutes the Company's only operating segment and represents the new operations of the Company for the period October 1 through June 30, 2002. On March 7, 2002, ASP changed its name to Humitech International Group, Inc.

Principles of Consolidation
---------------------------

The accompanying consolidated financial statements include the general accounts of the Company and its wholly owned but inactive subsidiaries, Health Tech, Inc., FoodSoFresh, Inc. and Humitech Franchise Corp., each of which have a fiscal year end of December 31. All material intercompany accounts, balances and transactions have been eliminated in the consolidation.

Inventories
-----------

Inventories are carried at the lower of cost or net realizable value (market) and include component parts used in the assembly of the Company's line of air humidifier units. The costs of inventories are based upon specific identification of related direct costs.

At June 30, 2002 and December 31, 2001, inventories consisted of the following:


         Finished goods                             $   49,442       $   43,340
         Component parts                                    --            1,250
                                                    -----------      -----------
                                                    $   49,442       $   44,590
                                                    ===========      ===========

Property and Equipment
----------------------

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is currently being provided by accelerated methods for financial and tax reporting purposes over estimated useful lives of five to seven years.

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Revenue Recognition
-------------------

Revenues from the Company's operations are recognized at the time products are shipped or services are provided. Revenues from distributorship sales are recognized at the time all material services relating to the sale of a distributorship have been performed by the Company, no significant additional obligations exist and collection is reasonably assured. The distributorship sales contracts generally require payment upon execution and before products are shipped.

The Company also rents on a month-to-month basis commercial panels to restaurants, florists and country clubs. The rental agreements generally can be terminated by either party with a 30-day notice and ownership of the panels remain with the Company at all times. Rental revenues are recognized monthly as rents are earned.

In June 2002, the Company entered into an agreement whereby the Company granted an exclusive right to resale, lease or otherwise market residential humidity control panels using the Internet for $500,000. The terms and conditions of the agreement are generally similar to the Company's distribution agreements covering its commercial humidity control panels. The amount is payable $20,000 on September 30, 2002 (which was timely paid), and four consecutive quarterly installments of $120,000 beginning on December 31, 2002.

Advertising
-----------

Advertising dollars are invested in trade shows, travel and distributorship networking and are expensed as incurred. Advertising and promotional materials of $26,211 are included in prepaid expenses and are charged to expense as they are used/incurred. For the six months ended June 30, 2002 and the year ended December 31, 2001, advertising expenses totaled $48,018 and 14,183, respectively.

Management Estimates
--------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Flow
---------

For purposes of the statement of cash flows, cash includes demand deposits, time deposits and short-term cash equivalent investments with maturities of less than three months. None of the Company's cash is restricted.

Loss Per Share
--------------

Basic loss per share are based upon 12,640,294 and 7,282,345, respectively, weighted average shares of common stock outstanding. No effect has been given to the assumed exercise of stock options as the effect would be antidilutive.

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Impairment of Long-lived Assets
-------------------------------

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and long-lived assets and certain identifiable intangibles to be disposed of. The Company periodically evaluates, using projected undiscounted cash flows, the carrying value of its long-lived assets and certain identifiable intangibles to be held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, long-lived assets and identifiable intangibles to be disposed of are reported at the lower of carrying value or fair value less cost to sell.

Beginning in 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. The adoption of this accounting standard has not significantly affect the Company's accounting for its long-lived assets.

2.       CAPITAL STRUCTURE DISCLOSURES

Preferred Stock
---------------

The Company's Articles of Incorporation authorize the Board of Directors to issue 20,000,000 shares of preferred stock, $0.001 par value per share, of which no shares are currently issued and outstanding. The preferred stock may be issued in one or more classes or series, each class or series of which shall have the voting rights, designations, preferences and relative rights as fixed by resolution of Humitech's Board of Directors, without the consent or approval of its shareholders. The preferred stock may rank senior to the common stock as to dividend rights, liquidation preferences, or both, and may have extraordinary or limited voting rights.

During March, April and May, 2002, Humitech sold 197,000 shares of its Class A Convertible Preferred Stock to 13 investors who were existing common stockholders. Each preferred stock share was contemporaneously converted into two shares of common stock at the time of issuance.

Treasury Stock
--------------

In May 2002, the Company issued 11,000,000 common stock shares in its own name to be set aside for future issuances related to an employee stock ownership plan, incentive stock options and/or a public offering of shares. These shares, which were issued at no cost, are being held as treasury stock.

3.       MINERAL RIGHTS

On October 1, 2001, in connection with the Company's distributorship agreement (Note 5), the Company issued 200,000 common stock shares at a negotiated value of $1 per share in exchange for a 1% interest in the mineral rights to the sorbite mineral used in the humidity control panels. The common stock issued shall be `registered' if and when the Company goes public and if the Company does not go public by September 27, 2003, the mineral rights will revert back to the grantor of the rights and the common stock will be returned to the Company.

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



The mining company estimates one percent of its total ore body deposit to be approximately 617,000 tons of ore. The mineral rights interest allows the Company to purchase in bulk the mineral used in its humidity control products.

The $200,000 cost of the mineral rights will be amortized over the initial five-year term of the distributorship agreement beginning in 2002.

4.       NOTES PAYABLE

On December 13, 2001, the Company borrowed funds under an installment note payable maturing in December 2006. Principal and interest on this note is payable monthly, including interest at 13.75% and the note is secured by the vehicle being financed.

In June 2002, a former member of management in connection with his termination repaid this note in exchange for the vehicle. As a result, the Company recognized a $2,824 gain on the disposition of this vehicle.

5.       COMMITMENTS AND CONTINGENCIES

Operating Leases
----------------

The Company is currently obligated under a noncancelable operating lease for its Dallas office of which expires in November 2005. The office lease also provides for payment of the Company's share of operating costs. During the six months ended June 30, 2002 and the year ended December 31, 2001, rent expense totaled $22,430 and $5,534, respectively.

Minimum future lease payments required under the terms of the above operating lease are as follows.

             Year Ended
               June 30,                Amount
               --------                ------

                2003                $   53,892
                2004                    60,254
                2005                    63,373
                2006                    26,821
                2007                        --
                                    ----------
                                    $  204,340
                                    ==========

Litigation
----------

The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. Management does not believe that the outcome of any of those matters will have a material adverse effect on the Company's consolidated financial position, operating results or cash flows.

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Employment Agreements
---------------------

The Company is currently obligated under two employment agreements with officers for annual compensation of $310,000 and discretionary bonuses to be determined by the Company's board of directors. The agreements expire through October 2011. At June 30, 2002 and December 31, 2001, $157,500 and $62,500, respectively, were accrued and payable under these agreements. In addition, the agreements granted the officers options to purchase 1,500,000 common stock shares (Note 8).

Purchase Commitments
--------------------

On October 1, 2001, the Company entered into a distributorship agreement, which granted the Company the right to purchase humidity control panels at prices and terms as published periodically by the distributor and the right to display, promote and sell the products to customers located within a sales territory defined as the contiguous United States and Canada excluding a one hundred mile radius around the city of Los Angeles and excluding the state of Hawaii. The agreement is for a period of five years and automatically renews for consecutive three-year terms unless a 30-day notification to the contrary is given. The Company also has the right of first refusal to enter into additional distributorship agreements for the rights to foreign markets on an as `deemed and necessary basis.'

In exchange for these rights, the Company is required to purchase a minimum of 20,000 panels at prices ranging from $15 to $17 per panel during the calendar year ending December 31, 2002.

In addition, as a part of the distributorship agreement, the Company acquired a 1% interest in the mineral rights to the sorbite mineral used in the humidity control panels (Note 3).

International Sales Distributor Agreement
-----------------------------------------

On October 1, 2001, the Company entered into an international distributor agreement, which granted an Austrian based company the right to purchase the Company's commercial products at prices and terms as published periodically by the Company and the right to display, promote and sell the products to customers located within Austria. The agreement is for a period of three years and automatically renews for consecutive one-year terms unless a 30-day notification to the contrary is given. The agreement also requires purchases of the Company's commercial products totaling $300,000, $400,000 and $500,000 during the twelve-month periods ending October 31, 2002, 2003, and 2004, respectively. As of June 30, 2002, no purchases have been made under this agreement.

6.       INCOME TAXES

The Company accounts for corporate income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



A reconciliation of income tax expense (benefit) at the statutory federal rate of 34% to income tax expense (benefit) at the Company's effective tax rate for the six months ended June 30, 2002 and year ended December 31, 2001 is as follows. For the six months ended June 30, 2002 and the year ended December 31, 2001, the valuation allowance decreased $46,977 and increased $67,241, respectively.

                                                   Six Months Ended  Year Ended
                                                        June 30,    December 31,
                                                          2002          2001
                                                        ---------    ---------
         Tax expense (benefits) computed
           at statutory rate                            $ 20,264     $(67,241)
         Less valuation allowance                        (20,264)      67,241
                                                        ---------    ---------
                                                        $     --     $     --
                                                        =========    =========

As of June 30, 2002, the Company has approximately $138,000 of net operating loss available to offset future taxable income. This carry forward expires in the year 2021. This net operating loss carry forward creates the only component of the Company's deferred tax asset of approximately $47,000, which is fully offset by a valuation allowance. There are no deferred tax liabilities.

7.       RELATED PARTIES

Advances to AIG
---------------

During the six months ended June 30, 2002 and the year ended December 31, 2001, the Company made cash operating advances of $0 and $20,000, respectively, to AIG (Note 1). Prior to October 31, 2001, the Company was wholly owned by AIG. The advances bear interest at 7.0%, secured by an automobile, are due March 7, 2002 and may be repaid in cash or by the issuance of AIG's common stock. At June 30, 2002 and December 31, 2001, $816 and $116, respectively, of interest had accrued. These advances were satisfied by the transference of a 1999 Chevrolet Malibu.

Advances from Stockholder
-------------------------

During the year ended December 31, 2001, the Company received cash operating advances of $20,000 from a stockholder, director and officer of the Company. The advances are non-interest bearing, unsecured and due upon demand as funds are available.

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



8.       STOCK OPTION PLANS

During the six months ended June 30, 2002 and the year ended December 31, 2001, the Company issued stock options to purchase 1,000,000 and 1,000,000, respectively, common stock shares to two officers and stock options to purchase 500,000 common stock shares to an employee (Note 5) and adopted the intrinsic value method of accounting for these stock options. Options for the 500,000 common stock shares issued to an employee become exercisable after October 1, 2002, expire October 1, 2004 and are exercisable at a price of 80% of the then current market price per share. These options were cancelled in July 2002. Options for 1,000,000 common stock shares generally become exercisable after January 28, 2003 and expire January 28, 2005. Options for 500,000 shares are exercisable at a price of $.01 per share and options for 500,000 shares are exercisable at a price of 80% of the then current market price per share. The options for the remaining 1,000,000 common stock shares expire October 1, 2006 and are exercisable at a price of $.01 per share. Because the Company is not currently a public company and there is no organized market for its common stock, the options were valued based upon management estimates excluding any volatility factors and results in compensation expense that is not material. Accordingly, no compensation was recognized in the accompanying financial statements for the issuance of these options.

The following pro forma disclosures reflect the Company's net loss per share amounts assuming the Company accounted for stock options granted using the fair value method pursuant to Statement of Financial Accounting Standards No. 123. The fair value of each option granted was estimated on the date of grant at minimum value.

                                         Six Months Ended      Year Ended
                                           June 30, 2002    December 31, 2001
                                            ----------          ----------
       Pro forma net loss                   $ (47,328)          $(201,967)

       Pro forma net loss
          per share                         $    (.01)          $    (.03)

During the six months ended June 30, 2002 and the year ended December 31, 2001, the Company also issued 13,899,974 and 1,071,834, respectively, common stock shares in exchange for services. These services were recorded at their fair value of $233,990 and $1,072, respectively, and were charged to expense.

9.       FINANCIAL INSTRUMENTS

The Company's financial instruments, which potentially subject the Company to credit risks and none of which are held for trading purposes, consist of its cash, accounts and advances receivable and notes payable.

                       HUMITECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Cash
----

The Company maintains its cash in bank deposit and other cash equivalent investment accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts, and does not believe it is subject to any credit risks involving its cash. At June 30, 2002 and December 31, 2001, $0 and $21,342, respectively, of the Company's cash, was in excess of federally insured limits.

Accounts and Advances Receivable
--------------------------------

The Company's accounts and advances receivable (Note 6) represent sales not collected at the end of the year and a secured receivable from a related party. Management believes these accounts and advances receivable are fairly stated at estimated net realizable amounts.

Note Payable
------------

Management believes the carrying value of this note (Note 4) represent the fair value of these financial instruments because their terms are similar to those in the lending market for comparable loans with comparable risks.

10.      SUBSEQUENT EVENTS

On September 27 and 30, 2002, the Company completed negotiations for the purchase of two companies, Save A Village Foundation and Overstockvitamins.com, LLC, respectively. The purchase price of $10,000 and $120,000, respectively, will be paid through the issuance of common stock at a negotiated value of $1 per share.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Nevada law, a corporation may indemnify its officers, directors, employees and agents under specified circumstances, including indemnification of these persons against liability under the Securities Act of 1933. A true and correct copy of Section 78.7502 of Nevada Revised Statutes that addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

In addition, Section 78.037 of the Nevada Revised Statutes and Humitech's Articles of Incorporation and Bylaws provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as a director except for liability (a) for acts or omissions not in good faith which involve intentional misconduct, fraud or a knowing violation of law; or (b) for the payments of distribution in violation of Nevada Revised Statute 78.300.

The effect of these provisions may be to eliminate the rights of Humitech and its stockholders (through stockholders' derivative suit on behalf of Humitech) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) - (b) of the preceding paragraph.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. Humitech shall bear all these expenses. All amounts set forth below are estimates, other than the SEC registration fee.

SEC Registration Fee           $      666.79
Legal Fees and Expenses        $   25,000.00
Accounting Fees and Expenses   $   15,000.00
Miscellaneous                  $    9,000.00
                               --------------
TOTAL                          $   49,666.79

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Humitech International Group, Inc. was incorporated in the state of Nevada on January 5, 2000 under the name Airsopure International Group, Inc. (ASP) as a wholly owned subsidiary of Airtech International Group, Inc. (AIG), a publicly traded company (symbol AIRG). On October 31, 2001, AIG distributed to its stockholders by means of a tax-free spin-off one share of the company's common stock for every ten shares of AIG owned by the stockholders. The 4,962,761 shares distributed represented 100% of AIG's ownership interest in the company and were valued at $4,963.00

On October 1, 2001, in connection with Humitech's distributorship agreement, Humitech issued 200,000 common stock shares at $1.00 per share to HUMICO in exchange for a 1% interest in the mineral rights to the sorbite mineral used in the humidity control panels.

During the year ended December 31, 2001 and the six months ended June 30, 2002, Humitech issued stock options to purchase the aggregate of 2,500,000 common stock shares to C.J. Comu, Michael Davis and Michael Ryan, two officers and a significant employee, respectively, of the company. Options for 500,000 common stock shares issued to Mr. Davis become exercisable after January 28, 2003, expire January 28, 2005 and are exercisable at a price of 80% of the then current market price per share. Options for 500,000 common stock shares issued to Mr. Davis vest quarterly over three years beginning January 28, 2002, expire January 28, 2005 and are exercisable at a price of $.01 per share. Options for 1,000,000 common stock shares, issued to Mr. Comu, expire October 1, 2006 and are exercisable at a price of $.01 per share. Options to purchase 500,000 shares issued to Michael Ryan at an exercise price of 80% of the fair market value were cancelled in July 2002 in connection with the termination of Mr. Ryan's employment. Because Humitech is not currently a public company and does not have an organized market for its common stock, the options were valued in management's sole discretion.

During the year ended December 31, 2002, Humitech issued 1,973,000 shares of common stock for cash in the amount of $1,973.00 or $.001 per share. 1,000,000 shares were issued to C.J. Comu, the company's Chief Executive Officer.

During the year ended December 31, 2001, Humitech issued 1,071,834 common stock shares in exchange for services. These services were recorded at their fair value of $1,072, or $.001 per share, and were charged to expense.

On April 25, 2002, Humitech issued 100,000 shares of common stock for professional services to Buyside Partners LLC, an investment relations firm. The value of these services were recorded as $75,600.00.

On May 10, 2002, Humitech issued 10,000 shares to Bryan Rodgers for graphic arts work. These services were valued at $10,000.

From April to May 2002, Humitech issued 432,500 shares in connection with the sales of the distributorships. The stock was gifted to the purchasers of the distributorships and was valued at $4,325.00.

During April and May 2002, Humitech issued 83,300 shares to Candice Dozier, a former employee of the company, as an employee stock bonus. On May 1, 2002, the company issued 170,008 shares to Michael Ryan, a former employee of the company, as an employee stock bonus. In April 2002, 40,000 shares were issued to Keith Lawrence and 10,000 shares were issued to Frederick Ellis, employees of the company, as stock bonuses. On May 1, 2002, 5,000 shares were issued to Larry Soles, an independent contractor of the company, as a bonus. These shares were valued at $.01 per share.

On May 6, 2002, 85,000 shares were issued to Michael Ryan, a former employee of the company, in lieu of salary owed to Mr. Ryan by the company. On April 25, 2002, 2,000,000 shares were issued to C.J. Comu, an officer of the company, in lieu of salary owed to Mr. Comu by the company. In April and May 2002, 241,666 shares were issued to Michael Davis, an officer of the company, in lieu of salary owed to Mr. Davis by the company. In April 2002, an aggregate of 150,000 shares, or 25,000 shares per individual, were issued to Jonathan Kelley, Paul Stewart, Pierre Koshakji, Michael Davis, Tory Phillip and David Hattan as payment for services rendered as directors of the company. These shares were valued at $.01 per share.

In April and May 2002, 11,005,000 shares were issued to unaffiliated persons and entities for various services rendered to the company. These services were valued at $110,050.

On June 21, 2002, the company issued 20,000 shares to Scott McCleskey, an unaffiliated investor, at a purchase price of $.50 per share.

In August 2002, Humitech issued an option to purchase 500,000 shares of common stock to Ralph Barton, an employee of Humitech, at an exercise price of $.50 per share. These options became exercisable after October 1, 2002 and expire October 1, 2004.

On September 27 and 30, 2002, Humitech completed negotiations for the purchase of two companies, Save a Village Foundation and Overstockvitamins.com, LLC, respectively. The purchase price of $10,000 and $120,000, respectively, was paid through the issuance of 10,000 shares of common stock to Save a Village and 120,000 shares of common stock to Overstockvitamins.com. The stock was valued at $1.00 per share.

Exemption from registration under the Securities Act of 1933 (the "Act") is claimed for the sale of these securities in reliance upon the exemption offered by Section 4(2) of the Act, which exempts transactions by issuers not involving a public offering. Use of this exemption is based on the following facts:

         o Neither Humitech or any person acting on behalf of Humitech solicited any offer to buy or sell the securities by any form of general solicitation or advertising;
         o The purchasers represented that they were acquiring the securities as a principal for their own account for investment purposes only and without a view towards distribution or reselling these securities unless pursuant to an effective registration statement or exemption from registration in compliance with federal or state securities laws; and
         o The securities were issued with the understanding that they may only be disposed of pursuant to an effective registration statement or exemption from registration in compliance with federal or state securities laws.

From March through May 2002, Humitech offered a Private Placement of Class A Preferred Stock to existing stockholders based upon the exemption from registration found in Section 4(2) of the Securities Act for "transactions by an issuer not involving any public offering." Humitech offered up to 5,000,000 shares of its Class A Preferred Stock at a price of $1.00 per share. Pursuant to this offering, Humitech sold 197,000 shares of its Class A Convertible Preferred Stock to 13 investors who were existing common stockholders. The shares were contemporaneously converted into common stock at their 2:1 conversion ratio at the time of issuance.

AVAILABLE INFORMATION

Humitech will file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document Humitech files with the Commission at the Commission's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Humitech's Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

You may also request a copy of these filings, at no cost, by writing or telephoning as follows:

                       Humitech International Group, Inc.
                         15851 Dallas Parkway, Suite 410
                                Addison, TX 75001
                                 (972) 490-9393

This prospectus is part of a registration statement on Form SB-2 Humitech filed with the SEC under the Securities Act. You should rely only on the information or representations provided in this prospectus. Humitech has not authorized anyone to provide you with different information other than the information contained in this prospectus. Humitech is not making an offer of these securities in any state where the offer is not permitted.

ITEM 27. EXHIBITS

The following is a list of exhibits required by Item 601 of Regulation S-B that are filed or incorporated by reference. The exhibits are attached hereto and are being filed with the SEC as part of this registration statement.

Exhibit
Number        Description of Exhibits
--------------------------------------------------------------------------------

3(i)(a)       Articles of Incorporation of Airsopure International Group, Inc.
              (1)

3(i)(b) Certificate of Amendment to Articles of Incorporation of Airsopure International Group, Inc. (1)

3(ii)         Bylaws of Humitech International Group, Inc.(1)

3(iii) Certificate of the Rights, Designation and Preferences of the Series A Convertible Preferred Stock of Humitech International Group, Inc.

4             Form of Common Stock Certificate of Humitech International Group,
              Inc.(1)

5             Opinion of Weed & Co. LLP re: Legality

10.1 Humitech, Inc. Distributor Agreement dated October 1, 2001 with HUMICO, Inc.(1)

10.2 Humitech, Inc. International Distributor Agreement dated October 1, 2001 with Brown & Lampe(1)

10.3 Lease Agreement between Utah State Retirement Investment Fund, as Landlord, and Humitech, Inc., a Nevada Corporation, as Tenant(1)

10.4          Employment Agreement with C.J. Comu(1)

10.5          Employment Agreement with Michael Davis(1)

10.6          Humitech International Group, Inc. 2002 Company-Wide Stock Option
              Plan(1)

10.7          Letter of Agreement for Franchise Program Assistance(1)

10.8          Service Agreement with Buyside Partners LLC(1)

10.9          Form of Subscription Agreement

10.10         E-Marketing Agreement with Current Media Group, LLC

10.11         Buy-Sell Agreement with Save a Village Foundation

10.12         Buy-Sell Agreement with Overstockvitamins.com

21            Subsidiaries of Humitech International Group, Inc.

23.1          Consent of Independent Auditors, Turner, Stone & Company, L.L.P.

23.2          Consent of Weed & Co. LLP

99            Section 78.7502 of the Nevada Revised Statutes(1)

(1) Previously filed with Humitech's Form SB-2 (File No. 333-88374), filed on May 15, 2002.

ITEM 28. UNDERTAKINGS.

Humitech undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advise that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Addison, State of Texas, on October 25, 2002.

                                              Humitech International Group, Inc.

                                              By: /s/ Michael R. Davis
                                                  ------------------------------
                                              Name: Michael R. Davis
                                              Title: Chief Financial Officer


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ C.J. Comu              Chairman, Chief Executive Officer    October 25, 2002
-------------------------
C.J. Comu and Director

/s/ Michael R. Davis       Chief Financial Officer (Principal   October 25, 2002
-------------------------  Accounting Officer) and Director
Michael Davis

/s/ Pierre Koshakji        Director                             October 25, 2002
-------------------------
Pierre Koshakji

                                  Exhibit Index
                                  -------------

3(iii) Certificate of the Rights, Designation and Preferences of the Series A Convertible Preferred Stock of Humitech International Group, Inc.

5             Opinion of Weed & Co. LLP re: Legality

10.9          Form of Subscription Agreement

10.10         E-Marketing Agreement with Current Media Group, LLC

10.11         Buy-Sell Agreement with Save-a-Village Foundation

10.12         Buy-Sell Agreement with Overstockvitamins.com

21            Subsidiaries of Humitech International Group, Inc.

23.1          Consent of Independent Auditors, Turner, Stone & Company, L.L.P.

23.2          Consent of Weed & Co. LLP